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                                                                     Exhibit 2.1



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                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                             ELAN CORPORATION, PLC,

                            CARBON ACQUISITION CORP.

                                       AND

                           DURA PHARMACEUTICALS, INC.



                         DATED AS OF SEPTEMBER 10, 2000















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                                TABLE OF CONTENTS

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                                                                                                             PAGE
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
                                                     ARTICLE I

                                         THE MERGER; CERTAIN RELATED MATTERS

1.1.     The Merger...........................................................................................1
1.2.     Closing..............................................................................................2
1.3.     Effective Time.......................................................................................2
1.4.     Effects of the Merger................................................................................2
1.5.     Certificate of Incorporation.........................................................................2
1.6.     Bylaws...............................................................................................2
1.7.     Officers and Directors of Surviving Corporation and Elan.............................................2
1.8.     Effect on Capital Stock..............................................................................3
1.9.     Dura Warrants........................................................................................3
1.10.    Exchange of Dura Plan Options........................................................................3
1.11.    Certain Adjustments..................................................................................4

                                                    ARTICLE II

                                           EXCHANGE OF CERTIFICATES

2.1.     Exchange Fund........................................................................................4
2.2.     Exchange Procedures..................................................................................4
2.3.     No Further Ownership Rights in Dura Common Stock.....................................................5
2.4.     No Fractional Elan ADSs..............................................................................5
2.5.     Termination of Exchange Fund.........................................................................6
2.6.     No Liability.........................................................................................6
2.7.     Investment of the Exchange Fund......................................................................6
2.8.     Lost Certificates....................................................................................6
2.9.     Withholding Rights...................................................................................6
2.10.    Further Assurances...................................................................................7
2.11.    Stock Transfer Books.................................................................................7
2.12.    Affiliates...........................................................................................7

                                                   ARTICLE III

                                         REPRESENTATIONS AND WARRANTIES

3.1.     Representations and Warranties of Elan...............................................................7
3.2.     Representations and Warranties of Dura..............................................................13
3.3.     Representations and Warranties of Elan and Merger Sub...............................................26


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                                                   ARTICLE IV

                                   COVENANTS RELATING TO CONDUCT OF BUSINESS

4.1.     Conduct of Business of Dura.........................................................................27
4.2.     Governmental Filings................................................................................30
4.3.     Control of Business of Dura.........................................................................31

                                                   ARTICLE V

                                            ADDITIONAL AGREEMENTS

5.1.     Preparation of Proxy Statement; Stockholders Meeting................................................31
5.2.     Access to Information/Employees.....................................................................32
5.3.     Reasonable Efforts..................................................................................33
5.4.     Acquisition Proposals...............................................................................34
5.5.     Employee Benefits Matters...........................................................................36
5.6.     Fees and Expenses...................................................................................36
5.7.     Directors'and Officers'Indemnification and Insurance................................................36
5.8.     Public Announcements................................................................................37
5.9.     Accountants'Letters; Pooling; Tax-Free Qualification................................................37
5.10.    Listing of Elan ADSs................................................................................38
5.11.    Affiliates..........................................................................................38
5.12.    Rights Agreement....................................................................................38
5.13.    Dura Indebtedness...................................................................................39
5.14.    Additional Covenant of Elan.........................................................................39

                                                 ARTICLE VI

                                            CONDITIONS PRECEDENT

6.1.     Conditions to Each Party's Obligation to Effect the Merger..........................................39
6.2.     Additional Conditions to Obligations of Elan and Merger Sub.........................................40
6.3.     Additional Conditions to Obligations of Dura........................................................41

                                                ARTICLE VII

                                        TERMINATION AND AMENDMENT

7.1.     Termination.........................................................................................42
7.2.     Effect of Termination...............................................................................44
7.3.     Amendment...........................................................................................45
7.4.     Extension; Waiver...................................................................................45

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                                               ARTICLE VIII

                                           GENERAL PROVISIONS

8.1.     Non-Survival of Representations, Warranties and Agreements..........................................45
8.2.     Notices.............................................................................................45
8.3.     Interpretation......................................................................................46
8.4.     Counterparts........................................................................................46
8.5.     Entire Agreement; No Third Party Beneficiaries......................................................47
8.6.     Governing Law.......................................................................................47
8.7.     Severability........................................................................................47
8.8.     Assignment..........................................................................................47
8.9.     Submission to Jurisdiction; Waivers.................................................................47
8.10.    Enforcement.........................................................................................48
8.11.    Definitions.........................................................................................48


EXHIBITS

Form of Affiliate Letter.................................................................................5.4(a)
Form of Elan Tax Opinion..............................................................................6.2(c)(1)
Form of Officer's Certificate of Elan.................................................................6.2(c)(2)
Form of Officer's Certificate of Dura.................................................................6.2(c)(3)
Form of Dura Tax Opinion..............................................................................6.3(c)(1)

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                             INDEX OF DEFINED TERMS


Term                                                                  Section
----                                                                  -------
Acquisition Proposal............................................      5.4(a)
Actions.........................................................      3.1(g)(i)
Activities to Date..............................................      3.2(s)(i)
Affiliate Agreement.............................................      5.11(a)
Agreement.......................................................      Introduction
Athena Notes....................................................      3.1(b)(i)
Board of Directors..............................................      8.11(b)
Business Day....................................................      8.11(c)
Certificate.....................................................      1.8(b)
Certificate of Merger...........................................      1.3
Change..........................................................      5.1(b)
Change in the Dura Recommendation...............................      5.1(b)
Closing.........................................................      1.2
Closing Date....................................................      1.2
Code............................................................      Recitals
Company Intellectual Property...................................      3.2(k)
Confidentiality Agreement.......................................      8.11(d)
Contracts.......................................................      3.1(c)(ii)
CSA.............................................................      3.2(s)(iii)
Deposit Agreement...............................................      3.1(b)(i)
Depositary......................................................      3.1(b)(ii)
DGCL............................................................      1.1
DOJ.............................................................      5.3(b)
Dura............................................................      Introduction
Dura Board Approval.............................................      3.2(f)
Dura Common Stock...............................................      Recitals
Dura Controlled Group Liability.................................      3.2(r)(ii)
Dura Convertible Notes..........................................      3.2(b)(i)
Dura Disclosure Letter..........................................      3.2
Dura Employee Plan..............................................      3.2(r)(i)
Dura Employees..................................................      5.5
Dura Outstanding Warrants.......................................      1.9
Dura Permits....................................................      3.2(h)(ii)
Dura Plan Options...............................................      1.10(a)
Dura Recommendation.............................................      5.1(b)
Dura Rights.....................................................      3.2(b)(i)
Dura Rights Agreement...........................................      3.2(b)(i)
Dura SEC Reports................................................      3.2(d)(i)
Dura Stock Option Plan..........................................      1.10(a)
Dura Stock Options..............................................      3.2(b)(i)

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

Term                                                                  Section
----                                                                  -------
Dura Stockholders Meeting.......................................      5.1(b)
Dura Voting Debt................................................      3.2(b)(ii)
Effective Time..................................................      1.3
Elan............................................................      Introduction
Elan ADRs.......................................................      Recitals
Elan ADSs.......................................................      Recitals
Elan `B' Executive Shares.......................................      3.1(b)(i)
Elan Board Approval.............................................      3.1(f)
Elan Executive Shares...........................................      3.1(b)(i)
Elan Ordinary Shares............................................      Recitals
Elan Outstanding Options........................................      3.1(b)(i)
Elan Outstanding Warrants.......................................      3.1(b)(i)
Elan Permits....................................................      3.1(g)(ii)
Elan Replacement Options........................................      1.10(a)
Elan SEC Reports................................................      3.1(d)(i)
Environmental Laws..............................................      3.2(j)
Environmental Liabilities.......................................      3.2(j)
ERISA...........................................................      3.2(r)(i)
Exchange Act....................................................      3.1(d)(i)
Exchange Agent..................................................      2.1
Exchange Fund...................................................      2.1
Exchange Ratio..................................................      1.8(a)
Expenses........................................................      5.6
FDCA............................................................      3.2(s)(i)
Form F-4........................................................      5.1(a)
FTC.............................................................      5.3(b)
GAAP............................................................      Recitals
Governmental Entity.............................................      3.1(c)(iii)
Hazardous Materials.............................................      3.2(j)
HSR Act.........................................................      3.1(c)(iii)
Intellectual Property...........................................      3.2(k)
Irish Mergers Act...............................................      3.1(c)(iii)
IRS.............................................................      3.2(o)(iii)
Knowledge.......................................................      8.11(e)
Known...........................................................      8.11(e)
Licenses........................................................      3.2(s)(i)
Liens...........................................................      3.1(a)(ii)
LYONs...........................................................      3.1(b)(i)
Material Adverse Effect.........................................      8.11(f)
Merger..........................................................      Recitals
Merger Consideration............................................      1.8(a)
Merger Sub......................................................      Introduction

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

Term                                                                  Section
----                                                                  -------
Notice..........................................................      5.4(b)
NYSE............................................................      2.4(b)
Permitted Capital Expenditure...................................      4.1(a)(ii)
Person..........................................................      8.11(h)
Products........................................................      3.2(s)(i)
Proxy Statement/Prospectus......................................      5.1(a)
Qualifying Amendment............................................      5.1(a)
Regulatory Law..................................................      5.3(b)
Required Dura Vote..............................................      3.2(g)
SEC.............................................................      2.12
Securities Act..................................................      2.12
Series Z Warrants...............................................      1.9
Significant Agreements..........................................      3.2(p)
Subsidiary......................................................      8.11(i)
Superior Proposal...............................................      8.11(j)
Surviving Corporation...........................................      1.1
Tax Return......................................................      3.2(o)(i)
Taxes...........................................................      3.2(o)(i)
Termination Date................................................      7.1(b)
The Other Party.................................................      8.11(g)
Transaction Fee.................................................      7.2(b)
Trigger Date....................................................      7.1(g)
Violation.......................................................      3.1(c)(ii)

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                                      -vi-
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         AGREEMENT AND PLAN OF MERGER, dated as of September 10, 2000 (this
"AGREEMENT"), by and among ELAN CORPORATION, PLC, a public limited company organized under the laws of Ireland ("ELAN"), CARBON ACQUISITION CORP., a
Delaware corporation and a direct wholly owned subsidiary of Elan ("MERGER
SUB"), and DURA PHARMACEUTICALS, INC., a Delaware corporation ("DURA").

                                   WITNESSETH:

         WHEREAS, the respective Boards of Directors (as defined in Section
8.11) of Dura and Elan deem it advisable and in the best interests of each corporation and its respective stockholders that Dura and Elan engage in a business combination in order to advance the long-term strategic business interests of each of Dura and Elan;

         WHEREAS, the combination of Dura and Elan shall be effected by the terms of, and subject to the conditions set forth in, this Agreement through a merger, as outlined below (the "MERGER");

         WHEREAS, in furtherance thereof, the respective Boards of Directors of Dura and Elan have approved the Merger, upon the terms and subject to the conditions set forth in this Agreement, pursuant to which each share of common stock, par value $.001, of Dura ("DURA COMMON STOCK"), issued and outstanding immediately prior to the Effective Time (as defined in Section 1.3), other than shares owned or held directly by Elan or directly or indirectly by Dura or any of its Subsidiaries (as defined in Section 8.11), will be converted into American Depositary Shares of Elan ("ELAN ADSs"), evidenced by American
Depositary Receipts ("ELAN ADRs"), each Elan ADS representing one Ordinary
Share, par value 5 Euro cents, of Elan ("ELAN ORDINARY SHARES"), as set forth in
Section 1.8;

         WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE"), and the regulations promulgated thereunder; and

         WHEREAS, for accounting purposes, it is intended that the Merger shall be accounted for as a pooling of interests transaction under United States generally accepted accounting principles ("GAAP").

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

                                    ARTICLE I

                       THE MERGER; CERTAIN RELATED MATTERS

         1.1. THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General
Corporation Law (the "DGCL"), Merger Sub shall be merged with and into Dura at the Effective Time. Following the Merger, the separate corporate exis-


tence of Merger Sub shall cease and Dura shall continue as the surviving corporation (the "SURVIVING CORPORATION").

         1.2. CLOSING. Upon the terms and subject to the conditions set forth in
Article VI and the termination rights set forth in Article VII, the closing of the Merger (the "CLOSING") will take place on the first Business Day after the satisfaction or waiver (subject to applicable law) of the conditions (excluding conditions that, by their nature, cannot be satisfied until the Closing Date) set forth in Article VI, unless this Agreement has been theretofore terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto (the actual time and date of the Closing being referred to herein as the "CLOSING DATE"). The Closing shall be held at the offices of Cahill Gordon & Reindel, 80 Pine Street, New York, New York 10005, unless another place is agreed to in writing by the parties hereto.

         1.3. EFFECTIVE TIME. As soon as practicable following the satisfaction or waiver (subject to applicable law) of the conditions set forth in Article VI, at the Closing the parties shall (i) file a certificate of merger (the "CERTIFICATE OF MERGER") in such form as is required by and executed in accordance with the relevant provisions of the DGCL and (ii) make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State or at such subsequent time as Elan and Dura shall agree and as shall be specified in the Certificate of Merger (the date and time the Merger becomes effective being the "EFFECTIVE TIME").

         1.4. EFFECTS OF THE MERGER. At and after the Effective Time, the Merger will have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of each of Dura and Merger Sub shall be vested in the Surviving Corporation, and all debts, liabilities and duties of each of Dura and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

         1.5. CERTIFICATE OF INCORPORATION. The certificate of incorporation of Dura, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law.

         1.6. BYLAWS. The bylaws of Dura, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

         1.7. OFFICERS AND DIRECTORS OF SURVIVING CORPORATION AND ELAN. The officers of Dura as of the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or otherwise ceasing to be an officer or until their respective successors are duly elected and qualified, as the case may be. The directors of Dura as of the Effective Time shall be the directors of the Surviving Corporation, which individuals will serve as directors of the Surviving Corporation until the earlier of their resignation or removal or otherwise ceasing to be a director or until their respective successors are duly elected and qualified, as the case may be.


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         1.8. EFFECT ON CAPITAL STOCK. (a) At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of Dura Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Dura Common Stock held by Dura, owned by any Subsidiary of Dura or owned by Elan, all of which shall be canceled as provided in Section 1.8(c)), shall be converted into 0.6715 of an Elan ADS (the "EXCHANGE RATIO") (together with any cash in lieu of fractional Elan ADSs to be paid pursuant to Section 2.4, the "MERGER CONSIDERATION").

         (b) At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, all shares of Dura Common Stock shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of Dura Common Stock (a "CERTIFICATE") shall thereafter cease to have any rights with respect to such shares of Dura Common Stock, except as provided herein or by law.

         (c) Each share of Dura Common Stock issued and held by Dura, owned by any Subsidiary of Dura or owned by Elan shall, by virtue of the Merger, cease to be outstanding and shall be canceled and retired and no stock of Elan or other consideration shall be delivered in exchange therefor.

         (d) At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock, par value $0.01 per share, of Merger Sub, issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and non-assessable share of common stock, par value $.001 per share, of the Surviving Corporation.

         1.9. DURA WARRANTS. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, Elan shall assume all of the obligations of Dura under the (i) Series W warrants, dated as of January 8, 1996 and November 18, 1996, to purchase an aggregate of 672,000 shares of Dura Common Stock, (ii) Series S warrants, dated as of December 29, 1995, to purchase an aggregate of 1,680,000 shares of Dura Common Stock, (iii) warrants issued pursuant to the terms of the warrant agreement, dated as of December 22, 1997, between Dura and ChaseMellon Shareholder Services, L.L.C., as warrant agent, to purchase an aggregate of 1,581,250 shares of Dura Common Stock, (iv) warrants, dated as of March 3, 1999, between Dura and J.P. Morgan Securities Inc., to purchase an aggregate of 200,000 shares of Dura Common Stock and (v) Series Z warrants (the "SERIES Z WARRANTS") issued pursuant to the terms of the warrant agreement, dated as of August 31, 2000, between Dura and ChaseMellon Shareholder Services, L.L.C., as warrant agent, to purchase an aggregate of 1,201,750 shares of Dura Common Stock (collectively, the "DURA OUTSTANDING WARRANTS"), in each case with the effect that each Dura Outstanding Warrant will be exercisable for Elan ADSs upon the terms and subject to the conditions set forth therein. Elan shall, at or prior to the Effective Time, take all necessary corporate action to reserve for issuance a sufficient number of Elan Ordinary Shares, represented by Elan ADSs, for delivery upon exercise of the Dura Outstanding Warrants.

         1.10. EXCHANGE OF DURA PLAN OPTIONS. (a) Elan shall, as of the Effective Time, grant to each holder of a Dura Plan Option (as defined below) a replacement option (a "ELAN REPLACEMENT OPTION") to acquire that number of Elan ADSs determined by multiplying the number of shares of

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Dura Common Stock subject to such Dura Plan Option by the Exchange Ratio
(rounded down, if necessary, to the nearest whole Elan ADS), at a price per Elan ADS (rounded up, if necessary, to the nearest one-hundredth of a cent) equal to the per share exercise price specified in such Dura Plan Option divided by the Exchange Ratio, on the same terms and conditions as were applicable to such Dura Plan Option (including the acceleration thereof pursuant to the Dura Stock Option Plan (as defined below), or any other agreement pursuant to which such Dura Plan Option was granted, by virtue of this Agreement or the transactions contemplated hereby), to the extent that such terms and conditions are not inconsistent with applicable law. As used in this Agreement, "DURA PLAN OPTION" means each outstanding option to purchase Dura Common Stock that was granted pursuant to the terms of the Dura 1992 Stock Option Plan, as amended from time to time (the "DURA STOCK OPTION PLAN"), or otherwise (excluding rights to purchase Dura Common Stock under the Dura 2000 Employee Stock Purchase Plan), prior to the Effective Time and which is not exercised by the holder thereof, and which remains outstanding, immediately prior to the Effective Time.

         (b) Elan shall take all corporate action necessary to reserve for issuance a sufficient number of Elan ADSs and Elan Ordinary Shares represented by such Elan ADSs for delivery upon exercise of the Elan Replacement Options. Promptly after the Effective Time, but in no event later than 10 Business Days thereafter, Elan shall file a registration statement on Form S-8 (or any successor or replacement form), with respect to the Elan Ordinary Shares represented by the Elan ADSs subject to such Elan Replacement Options.

         1.11. CERTAIN ADJUSTMENTS. If, between the date of this Agreement and the Effective Time, the outstanding Elan Ordinary Shares, Elan ADSs or Dura Common Stock shall have been changed into a different number of shares or different class by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares or a stock dividend or dividend payable in any other securities shall be declared with a record date within such period, or any similar event shall have occurred, the Exchange Ratio shall be appropriately adjusted to provide to the holders of Dura Common Stock the same economic effect as contemplated by this Agreement prior to such event.

                                   ARTICLE II

                            EXCHANGE OF CERTIFICATES

         2.1. EXCHANGE FUND. Prior to the Effective Time, Elan shall appoint a commercial bank or trust company having its principal place of business in the United States to act as exchange agent hereunder for the purpose of exchanging Certificates for the Merger Consideration (the "EXCHANGE AGENT"). At or prior to the Effective Time, Elan shall deposit with the Exchange Agent, in trust for the benefit of holders of shares of Dura Common Stock, certificates representing the Elan ADSs issuable pursuant to Section 1.8 in exchange for outstanding shares of Dura Common Stock. Elan agrees to make available to the Exchange Agent from time to time as needed cash sufficient to pay cash in lieu of fractional shares pursuant to Section 2.4. Any cash and Elan ADSs deposited with the Exchange Agent shall hereinafter be referred to as the "EXCHANGE FUND".

         2.2. EXCHANGE PROCEDURES. Promptly after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of a Certificate (i) a letter of transmittal which

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shall specify that delivery shall be effected, and risk of loss and title to the
Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and which letter shall be in customary form and have such other provisions as Elan may reasonably specify and (ii) instructions for effecting the surrender of such Certificates in exchange for the applicable Merger Consideration. Upon surrender of a Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor (A) one or more Elan ADRs (which shall be in uncertificated book-entry form unless a physical certificate is requested) representing, in the aggregate, the whole number of Elan ADSs that such holder has the right to receive pursuant to Section 1.8 (after taking into account all shares of Dura Common Stock then held by such holder) and (B) a check in the amount equal to the cash that such holder has the right to receive in lieu of any fractional Elan ADSs pursuant to Section 2.4. No interest will be paid or will accrue on any cash payable pursuant to Section 2.4. In the event of a transfer of ownership of Dura Common Stock which is not registered in the transfer records of Dura, one or more Elan ADRs evidencing, in the aggregate, the proper number of Elan ADSs and a check in the proper amount of cash in lieu of any fractional Elan ADSs pursuant to Section 2.4 may be issued with respect to such Dura Common Stock to such a transferee if the Certificate representing such shares of Dura Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

         2.3. NO FURTHER OWNERSHIP RIGHTS IN DURA COMMON STOCK. All Elan ADSs issued and cash paid upon conversion of shares of Dura Common Stock in accordance with the terms of Article I and this Article II shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of Dura Common Stock.

         2.4. NO FRACTIONAL ELAN ADSs. (a) No certificates or scrip or Elan ADRs representing fractional Elan ADSs or book-entry credit of the same shall be issued upon the surrender for exchange of Certificates and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Elan or a holder of Elan ADSs.

         (b) Notwithstanding any other provision of this Agreement, each holder of shares of Dura Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of an Elan ADS (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of an Elan ADS multiplied by (ii) the closing price for an Elan ADS on the New York Stock Exchange, Inc. Composite Transaction tape ("NYSE") (absent manifest error, as reported in The Wall Street Journal (Eastern Edition) or, if not reported thereby, another nationally recognized source) on the date the Effective Time occurs or, if such date is not a Business Day (as defined in Section 8.11), the Business Day immediately following the date on which the Effective Time occurs.

         (c) As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the Exchange Agent shall so notify Elan, and Elan shall cause the Surviving Corporation to deposit such amount with the Exchange Agent and shall cause the Ex-change Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.

         2.5. TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates for six months after the Effective Time shall be delivered to Elan or otherwise on the instruction of Elan, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to Elan for the Merger Consideration with respect to the shares of Dura Common Stock formerly represented thereby to which such holders are entitled pursuant to Section 1.8 and Section 2.2 and any cash in lieu of fractional Elan ADSs to which such holders are entitled pursuant to Section 2.4. Any such portion of the Exchange Fund remaining unclaimed by holders of shares of Dura Common Stock six years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity (as defined in Section 3.1(c)(iii)) shall, to the extent permitted by law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person (as defined in Section 8.11) previously entitled thereto.

         2.6. NO LIABILITY. None of Elan, Merger Sub, Dura, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

         2.7. INVESTMENT OF THE EXCHANGE FUND. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Elan on a daily basis; PROVIDED that no such gain or loss thereon shall affect the amounts payable to Dura stockholders pursuant to Article I and the other provisions of this Article
II. Any interest and other income resulting from such investments shall promptly be paid to Elan.

         2.8. LOST CERTIFICATES. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration with respect to the shares of Dura Common Stock formerly represented thereby and any cash in lieu of fractional Elan ADSs deliverable in respect thereof, pursuant to this Agreement.

         2.9. WITHHOLDING RIGHTS. Each of the Surviving Corporation and Elan shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Dura Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or Elan, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Dura Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or Elan, as the case may be.

         2.10. FURTHER ASSURANCES. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of Dura or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Dura or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

         2.11. STOCK TRANSFER BOOKS. At the close of business, New York City time, on the date the Effective Time occurs, the stock transfer books of Dura shall be closed and there shall be no further registration of transfers of shares of Dura Common Stock thereafter on the records of Dura. On or after the Effective Time, any Certificates presented to the Exchange Agent or Dura for any reason shall be converted into the Merger Consideration with respect to the shares of Dura Common Stock formerly represented thereby (including any cash in lieu of fractional Elan ADSs to which the holders thereof are entitled pursuant to Section 2.4).

         2.12. AFFILIATES. Notwithstanding anything to the contrary herein, to the fullest extent permitted by law and pooling of interests accounting treatment, no certificates representing Elan ADSs or cash shall be delivered to a Person who may be deemed an "affiliate" of Dura in accordance with Section 5.11(a) for purposes of Rule 145 under the Securities Act of 1933, as amended (the "SECURITIES ACT"), or, if the Merger qualifies for pooling of interests accounting treatment under Opinion 16 of the Accounting Principles Board and applicable rules and regulations of the Securities and Exchange Commission (the "SEC"), for purposes of qualifying the Merger for pooling of interests accounting treatment until such Person has executed and delivered an Affiliate Agreement (as defined in Section 5.11(a)) pursuant to Section 5.11(a).

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

         3.1. REPRESENTATIONS AND WARRANTIES OF ELAN. Elan represents and warrants to Dura as follows:

                  (a) ORGANIZATION, STANDING AND POWER; SUBSIDIARIES.

                  (i) Each of Elan and its Subsidiaries (as defined in Section 8.11) is duly organized, validly existing and, to the extent applicable, in good standing under the laws of its jurisdiction of incorporation or organization, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (as defined in Section 8.11) on Elan, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failure so to qualify or to be in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Elan. The copies of the Memorandum and Articles of Association of Elan which were previously furnished or made available to Dura are true, complete and correct copies of such documents as in effect on the date of this Agreement.

                 (ii) All the outstanding shares of capital stock of, or other equity interests in, each Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X of the SEC) of Elan have been validly issued and are fully paid and non-assessable and are owned directly or indirectly by Elan, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively "LIENS") and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests), except for restrictions imposed by applicable securities laws.

                  (b) CAPITAL STRUCTURE.

                  (i) The authorized capital stock of Elan consists of (A) 600,000,000 Elan Ordinary Shares, of which 287,935,444 Elan Ordinary Shares were issued and outstanding and 621,500 Elan Ordinary Shares were held in the treasury of Elan as of June 30, 2000, (B) 1,000 executive shares, par value Euro 1.25 each ("ELAN EXECUTIVE SHARES"), of which 1,000 Elan Executive Shares were issued and outstanding as of June 30, 2000, and (C) 25,000 'B' executive shares, par value 5 Euro cents each ("ELAN 'B' EXECUTIVE SHARES"), of which 21,375 Elan 'B' Executive Shares were issued and outstanding as of June 30, 2000. Since June 30, 2000 to the date of this Agreement, there have been no issuances of shares of the capital stock of Elan or any other securities of Elan other than issuances of shares upon the exercise of the Elan Outstanding Options (as defined below) outstanding as of June 30, 2000, upon the exercise of the Elan Outstanding Warrants (as defined below), upon the exchange of the Athena Notes (as defined below) and upon the exchange of the LYONs (as defined below). All issued and outstanding shares of the capital stock of Elan are, and when the Elan ADSs, representing Elan Ordinary Shares, are issued in the Merger, such shares will be, duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights. There were outstanding as of June 30, 2000 no options, warrants or other rights to acquire capital stock from Elan other than (A) outstanding options of Elan (collectively, the "ELAN OUTSTANDING OPTIONS") representing, in the aggregate, the right to purchase 39,398,347 Elan Ordinary Shares,
         (B) outstanding warrants of Elan (collectively, the "ELAN OUTSTANDING WARRANTS") to purchase, in the aggregate, 14,978,010 Elan Ordinary Shares, (C) the 4.75% Exchangeable Notes due 2004 issued by Athena Neurosciences, Inc., a wholly owned subsidiary of Elan (the "ATHENA NOTES"), and guaranteed by Elan, which, in the aggregate, are exchangeable for 9,149,774 Elan Ordinary Shares, and (D) the Liquid Yield Option Notes due 2018 issued by Elan Finance Corporation Ltd., a wholly owned subsidiary of Elan (the "LYONs"), and guaranteed by Elan, which, in the aggregate, are exchangeable for 22,598,758 Elan Ordinary Shares.

                 (ii) Upon the due issuance by the Depositary (as defined below) of the Elan ADRs evidencing the Elan ADSs issued in the Merger, against the deposit by Elan of Elan Ordinary Shares in accordance with the terms of the Amended and Restated Deposit Agree-ment, dated as of May 17, 1996, among Elan, The Bank of New York, as depositary (the "DEPOSITARY"), and the holders from time to time of Elan ADRs (the "DEPOSIT AGREEMENT"), the Elan ADRs will be duly and validly issued and Persons in whose names the Elan ADRs are registered will be entitled to the rights of registered holders of Elan ADRs specified in the Deposit Agreement; such Elan ADRs will conform in all material respects to the description thereof included (or incorporated by reference) in the Form F-4 (as defined in Section 5.1(a)). All Elan ADSs issued in the Merger will have been registered under the Securities Act pursuant to a Registration Statement on Form F-6.

                (iii) No bonds, debentures, notes or other indebtedness of Elan having the right to vote on any matters on which holders of capital stock of Elan may vote are issued or outstanding.

                 (iv) Except as otherwise set forth in this Section 3.1(b) and as contemplated by Section 1.8 and Section 1.9, as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Elan or any of its Subsidiaries is a party or by which any of them is bound obligating Elan or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Elan or any of its Subsidiaries or obligating Elan or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date of this Agreement, there are no outstanding obligations of Elan or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Elan or any of its Subsidiaries.

                  (c) AUTHORITY; NO CONFLICTS.

                  (i) Elan has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Elan. Each of this Agreement and the Deposit Agreement has been duly executed and delivered by Elan and constitutes a valid and binding agreement of Elan, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                 (ii) The execution and delivery of this Agreement by Elan does not or will not, as the case may be, and the consummation by Elan of the Merger and the other transactions contemplated hereby will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result by its terms in the, termination, amendment, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest, charge or other encumbrance on any assets (any such conflict, violation, default, right of ter-mination, amendment, cancellation or acceleration or creation, a "VIOLATION") pursuant to (A) any provision of the Memorandum and Articles of Association of Elan or any provision of any similar organizational document of any Significant Subsidiary of Elan or (B) except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Elan, subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise or license (collectively, "CONTRACTS") or any judgment, order, decree, statute, law, ordinance, rule or regulation, in any case applicable to Elan or any Subsidiary of Elan or their respective properties or assets.

                (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (a "GOVERNMENTAL ENTITY"), is required by or with respect to Elan or any Subsidiary of Elan in connection with the execution and delivery of this Agreement by Elan or the consummation of the Merger and the other transactions contemplated hereby by Elan, except for those required under or in relation to (A) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), (B) the securities or "blue sky" laws of various states, (C) the Securities Act with respect to the filing with the SEC of the Form F-4, (D) the DGCL with respect to the filing of the Certificate of Merger, (E) the rules and regulations of the NYSE with respect to the listing of the Elan ADSs to be issued in the Merger and the other shares to be reserved for issuance in connection with the Merger, (F) the rules and regulations of the Irish Stock Exchange and the London Stock Exchange with respect to the admission of the Elan Ordinary Shares represented by the Elan ADSs to be issued in the Merger and the other shares to be reserved for issuance in connection with the Merger, (G) the antitrust, competition, takeover or similar laws of other jurisdictions and (H) the Mergers, Take-overs and Monopolies (Control) Acts, 1978-1996 (as amended) of Ireland (the "IRISH MERGERS ACT").

                  (d)  REPORTS AND FINANCIAL STATEMENTS.

                  (i) Elan has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since January 1, 1998. No Subsidiary of Elan is required to file any form, report, registration statement, prospectus or other document with the SEC. Neither of the Annual Report on Form 20-F of Elan for the fiscal year ended December 31, 1999 or the Report of Foreign Issuer on Form 6-K of Elan for the period ended June 30, 2000 (collectively, including all exhibits thereto, the "ELAN SEC REPORTS"), as of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of the last such amendment), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) included in the Elan SEC Reports presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and, with respect to the Annual Report on Form 20-F of Elan for the fiscal year ended December 31, 1999, consolidated cash flows, in each case of Elan and its consolidated Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with GAAP consistently applied during the periods involved except as otherwise noted therein and, in the case of the unaudited interim financial statements, except to the extent that they may not include footnotes or may be condensed or summary statements and subject to normal year-end adjustments that have not been and are not expected to be material in amount. Each of such Elan SEC Reports, as of its respective date (and as of the date of any amendment to the respective Elan SEC Report), complied as to form in all material respects with the applicable requirements of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), and the rules and regulations promulgated thereunder.

                 (ii) Except as disclosed in the Elan SEC Reports and the other registration statements, prospectuses, reports, schedules, forms, statements and other documents, in each case filed by Elan with the SEC prior to the date hereof, since December 31, 1999, Elan and its Subsidiaries have not incurred any liabilities that are of a nature that would be required to be disclosed on a balance sheet of Elan and its Subsidiaries or the footnotes thereto prepared in conformity with GAAP, other than (A) liabilities incurred in the ordinary course of business or (B) liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Elan.

                  (e) INFORMATION SUPPLIED.

                  (i) None of the information supplied or to be supplied by Elan for inclusion or incorporation by reference in (A) the Form F-4 will, at the time the Form F-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (B) the Proxy Statement/Prospectus (as defined in Section 5.1) will, on the date it is first mailed to Dura stockholders or at the time of the Dura Stockholders Meeting (each as defined in Section 5.1(b)), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Form F-4 will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations of the SEC thereunder.

                 (ii) Notwithstanding the foregoing provisions of this Section 3.1(e), no representation or warranty is made by Elan with respect to statements made or incorporated by reference in the Form F-4 or the Proxy Statement/Prospectus based on information supplied by Dura for inclusion or incorporation by reference therein.

                  (f) BOARD APPROVAL. The Board of Directors of Elan, by resolutions duly adopted by unanimous vote at a meeting duly called and held and not subsequently rescinded or modified in any way (the "ELAN BOARD APPROVAL"), has duly (i) determined that this Agreement and the

         Merger are advisable and are fair to and in the best interests of Elan and its stockholders and (ii) approved this Agreement and the Merger.

                  (g) LITIGATION; COMPLIANCE WITH LAWS.

                  (i) Except as disclosed in the Elan SEC Reports and the other registration statements, prospectuses, reports, schedules, forms, statements and other documents, in each case filed by Elan with the SEC prior to the date of this Agreement, there are no suits, actions or proceedings (collectively "ACTIONS") pending or, to the knowledge of Elan, threatened against or affecting Elan or any Subsidiary of Elan which have had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Elan, nor are there any judgments, decrees, injunctions, rules or orders of any Governmental Entity or arbitrator outstanding against Elan or any Subsidiary of Elan which have had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Elan.

                 (ii) Except as disclosed in the Elan SEC Reports and the other registration statements, prospectuses, reports, schedules, forms, statements and other documents, in each case filed by Elan with the SEC prior to the date of this Agreement, and except as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Elan, Elan and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are necessary for the operation of the businesses of Elan and its Subsidiaries, taken as a whole (the "ELAN PERMITS"). Elan and its Subsidiaries are in compliance with the terms of the Elan Permits, except where the failure to so comply has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Elan. Except as disclosed in the Elan SEC Reports and the other registration statements, prospectuses, reports, schedules, forms, statements and other documents, in each case filed by Elan with the SEC prior to the date of this Agreement, neither Elan nor any of its Subsidiaries is in violation of, and Elan and its Subsidiaries have not received any notices of violations with respect to, any laws, ordinances or regulations of any Governmental Entity, except for violations which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Elan.

                  (h) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Elan SEC Reports and the other registration statements, prospectuses, reports, schedules, forms, statements and other documents, in each case filed by Elan with the SEC prior to the date of this Agreement, since December 31, 1999, there have not been any developments, changes, circumstances or events which have had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Elan.

                  (i) PASSIVE FOREIGN INVESTMENT COMPANY. As of December 31, 1999, Elan was not a passive foreign investment company, as defined in
         Section 1297(a) of the Code, and, to the knowledge of Elan, there is no reasonable basis to believe that it may become one in the foreseeable future.

                  (j) BROKERS OR FINDERS. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement, based upon arrangements made by or on behalf of Elan, except Goldman Sachs International, whose fees and expenses will be paid by Elan in accordance with Elan's agreement with such firm.

                  (k) POOLING; TAX-FREE QUALIFICATION. To the knowledge of Elan, neither Elan nor any of its affiliates has taken or agreed to take any action, and no fact or circumstance is known to Elan, that would prevent or impede (i) Elan from accounting for the Merger as a pooling of interests under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations or (ii) the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code with respect to which gain recognition is not required under Section 367(a) of the Code.

         3.2. REPRESENTATIONS AND WARRANTIES OF DURA. Except as set forth in the Dura Disclosure Letter delivered by Dura to Elan prior to the execution of this Agreement (the "DURA DISCLOSURE LETTER") (each section or subsection of which qualifies the corresponding representation and warranty or covenant), Dura represents and warrants to Elan as follows:

                  (a) ORGANIZATION, STANDING AND POWER; SUBSIDIARIES.

                  (i) Each of Dura and its Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Dura, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failure so to qualify or to be in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Dura. The copies of the certificate of incorporation and bylaws of Dura which were previously furnished or made available to Elan are true, complete and correct copies of such documents as in effect on the date of this Agreement.

                 (ii) Subsection 3.2(a)(ii) of the Dura Disclosure Letter sets forth a complete and correct list of all of the Subsidiaries of Dura. All the outstanding shares of capital stock of, or other equity interests in, each such Subsidiary have been validly issued and are fully paid and non-assessable and are owned directly or indirectly by Dura, free and clear of all Liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests), except for restrictions imposed by applicable securities laws. Neither Dura nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity (other than Subsidiaries) that is or would be material to Dura and its Subsidiaries, taken as a whole.

                  (b) CAPITAL STRUCTURE.

                  (i) The authorized capital stock of Dura consists of (A) 200,000,000 shares of Dura Common Stock, of which 46,790,004 shares were outstanding and 2,402,500 shares were held in the treasury of Dura as of June 30, 2000, and (B) 5,000,000 shares of preferred stock, par value $.001 per share, none of which were outstanding and 2,400,000 shares of which have been designated Series A Junior Participating Preferred Stock and reserved for issuance upon exercise of the rights (the "DURA RIGHTS") distributed to the holders of Dura Common Stock pursuant to the Rights Agreement, dated as of May 21, 1998, between Dura and ChaseMellon Shareholder Services, L.L.C., as rights agent, as amended (the "DURA RIGHTS AGREEMENT"). Since June 30, 2000 to the date of this Agreement, there have been no issuances of shares of the capital stock of Dura or any other securities of Dura other than issuances of shares (and accompanying Dura Rights) pursuant to options or rights outstanding as of June 30, 2000 under the Dura Employee Plans (as defined in Section 3.2(r)). All issued and outstanding shares of the capital stock of Dura are duly authorized, validly issued, fully paid and non-assessable, and no class of capital stock is entitled to preemptive rights. There were outstanding as of June 30, 2000 no options, warrants or other rights to acquire capital stock from Dura other than (A) the Dura Rights, (B) outstanding Dura Stock Options (as defined below) representing, in the aggregate, the right to purchase 5,837,771 shares of Dura Common Stock under the Dura Employee Plans,
         (C) the Dura Outstanding Warrants (other than the Series Z Warrants) to purchase, in the aggregate, 4,133,250 shares of Dura Common Stock and
         (D) the 3 1/2% Convertible Subordinated Notes due 2002 of Dura (the "DURA CONVERTIBLE NOTES") which, in the aggregate, are convertible into 5,677,890 shares of Dura Common Stock. The options and other rights to acquire capital stock of Dura outstanding from time to time under the Dura Employee Plans are referred to herein collectively as the "DURA STOCK OPTIONS". Section 3.2(b)(i) of the Dura Disclosure Letter sets forth a complete and correct list, as of June 30, 2000, of the number of shares of Dura Common Stock subject to Dura Stock Options or other rights to purchase or receive Dura Common Stock granted under the Dura Employee Plans, the dates of grant and the exercise prices thereof. No options, warrants or other rights to acquire capital stock from Dura have been issued or granted since June 30, 2000 to the date of this Agreement.

                 (ii) No bonds, debentures, notes or other indebtedness of Dura having the right to vote on any matters on which holders of capital stock of Dura may vote ("DURA VOTING DEBT") are issued or outstanding.

                (iii) Except as otherwise set forth in paragraph (i) of this
         Section 3.2(b), as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Dura or any of its Subsidiaries is a party or by which any of them is bound obligating Dura or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Dura or any of its Subsidiaries or obligating Dura or any of its

         Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date of this Agreement, there are no outstanding obligations of Dura or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Dura or any of its Subsidiaries.

                  (c) AUTHORITY; NO CONFLICTS.

                  (i) Dura has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject in the case of the consummation of the Merger to the adoption of this Agreement by the Required Dura Vote (as defined in Section 3.2 (g)). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Dura, subject in the case of the consummation of the Merger to the adoption of this Agreement by the Required Dura Vote. This Agreement has been duly executed and delivered by Dura and constitutes a valid and binding agreement of Dura, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                 (ii) The execution and delivery of this Agreement by Dura does not or will not, as the case may be, and the consummation by Dura of the Merger and the other transactions contemplated hereby will not, conflict with, or result in a Violation pursuant to (A) any provision of the certificate of incorporation or bylaws of Dura or any Significant Subsidiary of Dura or (B) except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Dura, subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, any Contract, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Dura or any Subsidiary of Dura or their respective properties or assets.

                (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Dura or any Subsidiary of Dura in connection with the execution and delivery of this Agreement by Dura or the consummation of the Merger and the other transactions contemplated hereby by Dura, except for those required under or in relation to (A) the HSR Act, (B) the Exchange Act with respect to the filing with the SEC of the Proxy Statement/Prospectus and such reports as may be required in connection with the Merger and the transactions contemplated hereby, (C) the DGCL with respect to the filing of the Certificate of Merger, (D) the Nasdaq National Market and (E) the Irish Mergers Act.

                  (d) REPORTS AND FINANCIAL STATEMENTS.

                  (i) Dura has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since January 1, 1998 (collectively, including all exhibits thereto, the "DURA SEC REPORTS"). No Subsidiary of Dura is required to file any form, report, registration statement or prospectus or other document with the SEC. None of the Dura SEC Reports, as of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of the last such amendment), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) included in the Dura SEC Reports presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of Dura and its consolidated Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with GAAP consistently applied during the periods involved except as otherwise noted therein, and subject, in the case of the unaudited interim financial statements, to the absence of notes and normal and recurring year-end adjustments that have not been and are not expected to be material in amount. All of such Dura SEC Reports, as of their respective dates (and as of the date of any amendment to the respective Dura SEC Report), complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

                 (ii) Since December 31, 1999, Dura and its Subsidiaries have not incurred any liabilities, whether absolute, accrued, unmatured, contingent or otherwise, and neither Dura nor any of its Subsidiaries has any such liabilities except, in each case for (A) liabilities set forth in the most recent audited balance sheet included in the Dura SEC Reports filed by Dura with the SEC prior to the date of this Agreement and (B) liabilities incurred in the ordinary course of business consistent with past practice which liabilities have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Dura.

                  (e) INFORMATION SUPPLIED.

                  (i) None of the information supplied or to be supplied by Dura for inclusion or incorporation by reference in (A) the Form F-4 will, at the time the Form F-4 is filed with the SEC, at any time it is amended or supplemented, or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (B) the Proxy Statement/Prospectus will, on the date it is first mailed to Dura stockholders or at the time of the Dura Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder.

                 (ii) Notwithstanding the foregoing provisions of this Section 3.2(e), no representation or warranty is made by Dura with respect to statements made or incorporated by refer-ence in the Form F-4 or the Proxy Statement/Prospectus based on information supplied by Elan or Merger Sub for inclusion or incorporation by reference therein.

                  (f) BOARD APPROVAL. The Board of Directors of Dura, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way (the "DURA BOARD APPROVAL"), has duly (i) determined that this Agreement and the Merger are advisable and are fair to and in the best interests of Dura and its stockholders, (ii) approved this Agreement and the Merger and (iii) recommended that the stockholders of Dura adopt this Agreement and directed that this Agreement and the transactions contemplated hereby be submitted for consideration by Dura's stockholders at the Dura Stockholders Meeting. The Dura Board Approval constitutes approval of this Agreement and the Merger for purposes of Section 203 of the DGCL. To the knowledge of Dura, except for Section 203 of the DGCL (which has been rendered inapplicable), no state takeover statute is applicable to this Agreement, the Merger or the other transactions contemplated hereby or thereby.

                  (g) VOTE REQUIRED. The affirmative vote of the holders of a majority of the outstanding shares of Dura Common Stock to adopt this Agreement and approve the Merger (the "REQUIRED DURA VOTE") is the only vote of the holders of any class or series of Dura capital stock necessary to adopt this Agreement and approve the Merger and the other transactions contemplated hereby.

                  (h) LITIGATION; COMPLIANCE WITH LAWS.

                  (i) There are no Actions pending or, to the knowledge of Dura, threatened against or affecting Dura or any Subsidiary of Dura which have had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Dura, nor are there any judgments, decrees, injunctions, rules or orders of any Governmental Entity or arbitrator outstanding against Dura or any Subsidiary of Dura which have had or would have, individually or in the aggregate, a Material Adverse Effect on Dura.

                 (ii) Except as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Dura, Dura and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the operation of the businesses of Dura and its Subsidiaries, taken as a whole (the "DURA PERMITS"). Dura and its Subsidiaries are in compliance with the terms of the Dura Permits, except where the failure to so comply has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Dura. Neither Dura nor any of its Subsidiaries is in violation of, and Dura and its Subsidiaries have not received any notices of violations with respect to, any laws, ordinances or regulations of any Governmental Entity, except for violations which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Dura.

                  (i) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby and except as permitted by

         Section 4.1, since June 30, 2000, Dura and its Subsidiaries have conducted their business only in the ordinary course. Since December 31, 1999, there have not been any developments, changes, circumstances or events (including developments, changes, circumstances or events involving, impacting or related to development stage products of Dura) which have had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Dura.

                  (j) ENVIRONMENTAL MATTERS. Except as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Dura, (i) the operations of Dura and its Subsidiaries have been and are in compliance with all Environmental Laws and with all licenses, permits and authorizations required by Environmental Laws, (ii) there are no pending or, to the knowledge of Dura, threatened Actions, notices of violation, investigational claims, notices of potential liability, demand letters or requests for information under or pursuant to Environmental Laws against Dura or its Subsidiaries or involving any real property currently or, to the knowledge of Dura, formerly owned, operated or leased by Dura or its Subsidiaries, (iii) Dura and its Subsidiaries are not subject to any Environmental Liabilities, (iv) no facts, circumstances or conditions relating to, arising from, associated with or attributable to any real property currently or, to the knowledge of Dura, formerly owned, operated or leased by Dura or any of its Subsidiaries or operations thereon or operations by any Person conducting any processing, manufacturing, formulating or packaging of any products or product ingredients for or on behalf of Dura or any of its Subsidiaries would result in Environmental Liabilities of Dura or any of its Subsidiaries,
         (v) no Hazardous Materials are located in, on or under any site or facility owned, operated or leased by Dura or any of its Subsidiaries or at any other location that would result in any Environmental Liability of Dura or any of its Subsidiaries, (vi) there are not now, nor, to the knowledge of Dura, have there been in the past, on, in or under any real property owned, leased or operated by Dura or any of its predecessors (A) any underground storage tanks or impoundments containing Hazardous Material or (B) any friable asbestos-containing materials, (vii) no Lien has been recorded against any properties, assets or facilities owned, leased or operated by Dura or any of its Subsidiaries under any Environmental Law, (viii) neither Dura nor any of its Subsidiaries (A) is currently conducting any investigation, response or other corrective action under any Environmental Law at any site or facility and (ix) neither Dura nor any of its Subsidiaries has assumed by contract, agreement or operation of law any obligation or liability under any Environmental Law.

                  As used in this Agreement, "ENVIRONMENTAL LAWS" means any and all foreign, federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decisions, injunctions, orders, decrees or requirements of any Governmental Entity, any and all common law requirements, rules and bases of liability regulating, relating to or imposing liability or standards of conduct concerning pollution, Hazardous Materials or protection of human health, safety or the environment, as in effect on or prior to the Closing Date, and includes, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601, ET SEQ., the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, ET SEQ., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901,

         ET SEQ., the Clean Water Act, 33 U.S.C. Section 1251, ET SEQ., the Clean Air Act, 33 U.S.C. Section 1601, ET SEQ., the Toxic Substances Control Act, 15 U.S.C. Section 2601, ET SEQ., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Section 136, ET SEQ., the Occupational Safety and Health Act, 29 U.S.C. Section 651, ET SEQ., and the Oil Pollution Act of 1990, 33 U.S.C. Section 2701, ET SEQ., as such laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and all analogous state or local statutes. As used in this Agreement, "ENVIRONMENTAL LIABILITIES" with respect to any Person means any and all liabilities of or relating to such Person or any of its Subsidiaries (including any entity which is, in whole or in part, a predecessor of such Person or any of such Subsidiaries), whether vested or unvested, contingent or fixed, actual or potential, known or unknown, which (i) arise under or relate to matters covered by Environmental Laws and (ii) relate to actions occurring or conditions existing on or prior to the Closing Date. As used in this Agreement, "HAZARDOUS MATERIALS" means any substances, chemicals, wastes, constituents, materials, pollutants or contaminants regulated or which can give rise to liability under any Environmental Laws, including, without limitation, petroleum, petroleum products, asbestos, urea formaldehyde, radioactive materials, polychlorinated biphenyls, animal carcasses and medical wastes.

                  (k) INTELLECTUAL PROPERTY. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Dura, (i) each of Dura and its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Company Intellectual Property (as defined below) used in or necessary for the conduct of its business as currently conducted, (ii) to the knowledge of Dura, the use of any Intellectual Property by Dura and its Subsidiaries does not infringe on or otherwise violate the rights of any Person and is in accordance with any applicable license pursuant to which Dura or any Subsidiary acquired the right to use any Intellectual Property, (iii) to the knowledge of Dura, no Person is challenging, infringing on or otherwise violating any right of Dura or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to Dura or its Subsidiaries and (iv) neither Dura nor any of its Subsidiaries has received any written notice or otherwise has knowledge of any pending claim, order or proceeding with respect to any Intellectual Property used by Dura and its Subsidiaries and to its knowledge no Intellectual Property owned and/or licensed by Dura or its Subsidiaries is being used or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property. "INTELLECTUAL PROPERTY" shall mean trademarks, service marks, brand names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including, without limitation, divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any Person; writings and other works, whether copyrightable or not, in any jurisdiction; registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights. "COMPANY INTELLECTUAL PROPERTY" shall mean Intellectual Property excluding inventions, discoveries and ideas.

                  (l) BROKERS OR FINDERS. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement, based upon arrangements made by or on behalf of Dura except Merrill Lynch, Pierce, Fenner & Smith Incorporated and Donaldson, Lufkin and Jenrette Securities Corporation, whose fees and expenses will be paid by Dura in accordance with Dura's agreements with such firms, copies of which have been provided to Elan.

                  (m) OPINIONS OF DURA FINANCIAL ADVISOR. Dura has received the opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated, dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio is fair, from a financial point of view, to the holders of Dura Common Stock, copies of which opinion will promptly be provided to Elan.

                  (n) POOLING; TAX-FREE QUALIFICATION. To the knowledge of Dura neither Dura nor any of its affiliates has taken or agreed to take any action, and no fact or circumstance is known to Dura, that would prevent (i) Elan from accounting for the Merger as a pooling of interests under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations or (ii) the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code with respect to which gain recognition is not required under Section 367(a) of the Code.

                  (o) TAXES.

                  (i) All material Tax Returns required to be filed by or with respect to Dura and each of its Subsidiaries have been timely filed and all such Tax Returns are true, correct and complete in all material respects. Dura and each of its Subsidiaries have (A) timely paid or caused to be timely paid all Taxes due, whether or not shown (or required to be shown) on a Tax Return (other than Taxes that are being contested in good faith and for which adequate reserves have been made) and (B) provided a sufficient reserve (without regard to deferred Tax assets and liabilities) for the payment of all Taxes not yet due and payable on the financial statements included in the Dura SEC Reports. For purposes of this Agreement, (A) "TAXES" means any and all federal, state, local and foreign taxes, assessments and other governmental charges, including, without limitation, taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, gains, franchise, withholding, payroll, employment, excise, unemployment, premium, social security, occupation, stamp, and property taxes, together with all interest, penalties and additions to tax imposed with respect to such amounts and (B) "TAX RETURN" means any report, return, declaration or other form or document filed or required to be filed with a taxing authority in connection with any Taxes.

                 (ii) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Dura, Dura and each of its Subsidiaries have complied in all respects with the provisions of the Code relating to the withholding and payment of Taxes, including, without limitation, the withholding and reporting requirements under Code Sections 1441 through 1464, 3401 through 3406, and 6041 through 6049, as well as similar provisions under any other laws, and have, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper Governmental Entities all amounts required to be withheld and paid over.

                (iii) To the knowledge of Dura, none of the Tax Returns of Dura or any of its Subsidiaries is currently being examined by any Governmental Entity, including, without limitation, the Internal Revenue Service ("IRS"), and there are no administrative or court proceedings relating to any Taxes in progress or pending.

                 (iv) Except for Liens for Taxes that are not yet due and payable, there are no Liens for any Tax upon any asset of Dura or any of its Subsidiaries.

                  (v) Neither Dura nor any of its Subsidiaries is, or has been, a party to any agreement (other than this Agreement) relating to allocating or sharing the payment of, or liability for, Taxes.

                 (vi) Neither Dura nor any of its Subsidiaries is a party to any contract, agreement, plan or arrangement that, individually or in the aggregate, or when taken together with any payment that may be made under this Agreement or any agreements contemplated hereby, would give rise to the payment of any "excess parachute payment" within the meaning of Section 280G of the Code.

                (vii) No extension of time with respect to any date on which a Tax Return was or is to be filed by Dura or any of its Subsidiaries is in force, and no waiver or agreement by Dura or any of its Subsidiaries is in force for the extension of time for the assessment or payment of any Taxes.

               (viii) Neither Dura nor any of its Subsidiaries has been a member of an (A) affiliated group (within the meaning of Section 1504 of the Code) or (B) affiliated, combined, consolidated, unitary or similar group for state, local or foreign Tax purposes, other than the group of which Dura is the common parent.

                  (p) SIGNIFICANT AGREEMENTS. Section 3.2(p) of the Dura Disclosure Letter sets forth a complete and correct list of (i) all Contracts applicable on the date of this Agreement to Dura or any of its Subsidiaries or any of their respective properties or assets and that are required to be filed as exhibits to the Dura SEC Reports filed prior to the date hereof, (ii) all Contracts applicable to Dura or any of its Subsidiaries or any of their respective properties or assets and in effect as of the date of this Agreement that are reasonably expected to require the payment (whether by or to Dura or any of its Subsidiaries) of $10 million or more in the aggregate in any twelve-month period and (iii) all in-licenses or Contracts in effect on the date of this

         Agreement calling for the purchase or other acquisition by Dura or any of its Subsidiaries of rights to products that generate or are reasonably expected to generate $12 million or more of annualized revenues (the Contracts described in clauses (i) through (iii) being collectively referred to herein as the "SIGNIFICANT AGREEMENTS"). Dura has heretofore made available to Elan complete and correct copies of each of the Significant Agreements, each as amended or modified to the date hereof (including any waivers with respect thereto). Each of the Significant Agreements is in full force and effect and enforceable against Dura and its Subsidiaries, as applicable, and, to the knowledge of Dura, against the other party or parties thereto, in each case in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) and except in each case where the failure to be in full force and effect and enforceable has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Dura. None of Dura or any of its Subsidiaries has received any notice (written or oral) of cancellation or termination of, or expression or indication of any intention or desire to cancel or terminate, any of the Significant Agreements except in each case for those that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Dura. No Significant Agreement is the subject of, or, to the knowledge of Dura, has been threatened to be made the subject of, any arbitration, suit or other legal proceeding except in each case for those that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Dura. With respect to any Significant Agreement which by its terms will terminate as of a certain date unless renewed or unless an option to extend such Significant Agreement is exercised, neither Dura nor any of its Subsidiaries has received any notice (written or oral), or otherwise has any knowledge, that any such Significant Agreement will not be, or is not likely to be, so renewed or that any such extension option will not be exercised except in each case for those that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Dura. There exists no event of default or occurrence, condition or act on the part of Dura or any of its Subsidiaries or, to the knowledge of Dura, on the other party or parties to the Significant Agreements, which constitutes or would constitute (with notice or lapse of time or both) a breach of or default under any of the Significant Agreements except in each case for those that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Dura.

                  (q) DURA STOCKHOLDER RIGHTS PLAN. The Board of Directors of Dura has amended the Dura Rights Agreement in accordance with its terms
         (i) in order to render the Dura Rights Agreement inapplicable to the transactions contemplated by this Agreement and (ii) so that the Dura Rights Agreement will terminate and the Dura Rights will be of no further force and effect, in each case immediately prior to the Effective Time. The Dura Rights Agreement, as so amended, has not been further amended or modified, and Dura has delivered or made available to Elan a true and correct copy of the Dura Rights Agreement, as so amended, in effect as of the execution and delivery of this Agreement.

                  (r) EMPLOYEE BENEFIT PLANS.

                  (i) For purposes of this Agreement, "DURA EMPLOYEE PLAN" means any plan, program, policy, practices or other arrangement providing benefits to any current or former employee, officer or director of Dura or any of its Subsidiaries or any beneficiary or dependent thereof that is sponsored or maintained by Dura or any of its Subsidiaries or to which Dura or any of its Subsidiaries contributes, is obligated to contribute or could reasonably be expected incur liability, whether or not written, including, but not limited to, "employee benefit plans" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or agreement. Dura has made available to Elan the plan documents or other writing constituting each Dura Employee Plan that has been reduced to writing and, if applicable, the trust, insurance contract or other funding arrangement, the ERISA summary plan description and the most recent Forms 5500 and actuarial report for each such Dura Employee Plan. Dura has made available to Elan accurate copies of the most recent favorable determination letters for all Dura Employee Plans intended to be qualified under Section 401(a) of the Code.

                 (ii) With respect to each Dura Employee Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code,
         (A) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived, (B) no reportable events within the meaning of Section 4043(c) of ERISA with respect to which the 30-day notice period has not been waived have occurred that have had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Dura, (C) all premiums required to be paid to the Pension Benefit Guaranty Corporation have been timely paid in full and (D) all contributions to the Dura Employee Plans required to be made by Dura or any of its Subsidiaries have been timely made in all material respects. There does not now exist, nor do any circumstances exist that are reasonably likely to result in, any Dura Controlled Group Liability (as defined below) that is reasonably likely to be a liability of Dura or any of its Subsidiaries following the Effective Time. "DURA CONTROLLED GROUP LIABILITY" means any and all liabilities under (A) Title IV of ERISA, (B) Section 302 of ERISA, (C) Sections 412 and 4971 of the Code and (D) the continuation coverage requirements of Section 601 ET SEQ. of ERISA and Section 4980B of the Code, other than, in each case such liabilities that (I) arise solely out of, or relate solely to, Dura Employee Plans or (II) have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Dura. There are no investigations by any Governmental Entity (including the Pension Benefit Guaranty Corporation), termination proceedings or other claims (except claims for benefits payable in the normal operation of the Dura Employee Plans), suits or proceedings against or involving any Dura Employee Plans or asserting any rights to or claims for benefits under any Dura Employee Plan that have had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Dura.

                (iii) Neither Dura nor any of its Subsidiaries is, or has been, a participant in a multiemployer plan (within the meaning of ERISA
         Section 3(37)). Neither Dura nor any of
         its Subsidiaries is obligated to provide post-employment or retirement medical benefits or any other unfunded welfare benefits to or on behalf of any Person who is no longer an employee of Dura or any of its Subsidiaries, except for health continuation coverage as required by
         Section 4980B of the Code or Part 6 of Title I of ERISA.

                 (iv) Each Dura Employee Plan has at all times been maintained, by its terms and in operation, in accordance with all applicable laws, and each of those Princes Employee Plans which are intended to be qualified under Section 401(a) of the Code has at all times been maintained, by its terms and in operation, in accordance with Section 401(a) of the Code, in each case except where a failure to be so maintained has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Dura.

                  (v) No prohibited transaction has occurred with respect to any Dura Employee Plan maintained by Dura or any of its Subsidiaries that would result, directly or indirectly, in the imposition of an excise tax or other liability under the Code or ERISA, except for such a tax or other liability that has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Dura.

                 (vi) No employee of Dura or any of its Subsidiaries will be entitled to any additional payment or benefits or acceleration of the time of payment or vesting of any benefit under any Dura Employee Plan or other agreement or arrangement as a result of the transactions contemplated by this Agreement.

                (vii) Each of the 1992 Stock Option Plan, as amended, and the 2000 Employee Stock Purchase Plan of Dura, as in effect on the date hereof, and all Dura Stock Options outstanding immediately prior to the Effective Time (to the extent not then exercised, including pursuant to the provisions of such Princes Stock Options that permit acceleration of exercisability immediately prior to the Effective Time), in each case will terminate by their respective terms at the Effective Time and, at the Effective Time, no provision of any Dura Benefit Plan will exist providing for the issuance, holding, transfer or grant of any capital stock of Dura or any of its Subsidiaries or any interest in respect of any capital stock of Dura or any of its Subsidiaries and no holder of a Dura Stock Option or any participant in any Dura Benefit Plan will have any rights thereunder to acquire or purchase any capital stock of Dura or any of its Subsidiaries.

                  (s) REGULATORY COMPLIANCE.

                  (i) (A) With respect to each of the products of Dura and its Subsidiaries and, to the extent applicable, products under development by Dura and its Subsidiaries (collectively, "PRODUCTS"), (I) Dura and its Subsidiaries have obtained all applicable approvals, clearances, authorizations, licenses and registrations required by Governmental Entities to permit any manufacturing, distribution, sales, marketing or human research activities of Dura and its Subsidiaries to date (the "ACTIVITIES TO DATE") with respect to such Product (collectively, "LICENSES"), (II) Dura and its Subsidiaries are in compliance in all material respects with all terms and conditions of each License and with all requirements pertaining to the Activities to Date with respect to each Product which is not required to be the subject of a License, (III) Dura and its Subsidiaries are in compliance in all material respects with all applicable requirements (as set forth in relevant statutes and regulations) regarding registration, licensure or notification for each site (in any country) at which each Product is manufactured, processed, packed, held for distribution or from which and into which it is distributed and (IV) to the extent any Product is intended for export from the United States, Dura and its Subsidiaries are in compliance in all material respects with either all FDA requirements for marketing or 21 U.S.C. Section 381(e) or Section 382, (B) all manufacturing operations performed by, or, to the knowledge of Dura, on behalf of, Dura and its Subsidiaries have been and are being conducted in full compliance with current good manufacturing practice, including, but not limited to, the good manufacturing practice regulations issued by the FDA and counterpart requirements other countries, (C) all nonclinical laboratory studies of Products under development, as described in 21 C.F.R. Section 58.3(d), sponsored by Dura and its Subsidiaries have been and are being conducted in full compliance with the good laboratory practice regulations set forth in 21 C.F.R. Part 58 and counterpart requirements in other countries and (D) Dura and its Subsidiaries are in full compliance with all reporting requirements for all Licenses or plant registrations described in clause (i)(A) above, including, but not limited to, the adverse event reporting requirements for drugs in 21 C.F.R. Parts 312 and 314, except, in the case of the preceding clauses (i)(A) through (i)(D), for any such failures to obtain or noncompliance which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Dura. Without limiting the generality of the foregoing definition of "Licenses," such definition shall specifically include, with respect to the United States, new drug applications, abbreviated new drug applications, product license applications, investigational new drug applications, premarket approval applications, premarket notifications under 510(k) of the Food, Drug and Cosmetic Act ("FDCA"), and investigational device exemptions and product export applications issued by the FDA.

                 (ii) To the knowledge of Dura, neither it nor any of its Subsidiaries nor any of their respective officers, employees or agents has made any untrue statement of a material fact or fraudulent statement to the FDA or any foreign equivalent, failed to disclose a fact required to be disclosed to the FDA or any foreign equivalent, or committed any act, made any statement, or failed to make any statement, that would reasonably be expected to provide a basis for the FDA to invoke its policy respecting "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities," set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any foreign equivalent to invoke its equivalent policy.

                (iii) Dura has made available to Elan copies of or made available for Elan's review any and all documents in its or any of its Subsidiaries' possession that Dura believes are material to assessing compliance by Dura and its Subsidiaries with the FDCA and the Comprehensive Drug Abuse Prevention and Control Act of 1970 and implementing regulations ("CSA"), including, without limitation, copies in its possession of (i) all 483s issued during the last three years,
         (ii) any administrative or judicial order, ruling or agreement issued or entered into during the last three years in which Dura, any of its Subsidiaries, or any of their re-spective predecessor companies were a named party or were identified as an interested person or (iii) any recall or order relating to any Product during the last two years.

                  (t) LABOR MATTERS. Except where failure to comply has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Dura, Dura is and has been in compliance with all applicable laws of the United States, or of any state or local government or any subdivision thereof or of any foreign government, respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, ERISA, the Code, the Immigration Reform and Control Act, the WARN Act, any laws respecting employment discrimination, sexual harassment, disability rights or benefits, equal opportunity, plant closure issues, affirmative action, workers' compensation, employee benefits, severance payments, COBRA, labor relations, employee leave issues, wage and hour standards, occupational safety and health requirements and unemployment insurance and related matters, and is not engaged in any unfair labor practices.

         3.3. REPRESENTATIONS AND WARRANTIES OF ELAN AND MERGER SUB. Elan and Merger Sub represent and warrant to Dura as follows:

                  (a) ORGANIZATION. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware. Merger Sub is a direct wholly owned subsidiary of Elan.

                  (b) CORPORATE AUTHORIZATION. Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Merger Sub, including the adoption of this Agreement and the approval of the Merger by Elan, as the sole stockholder of Merger Sub. This Agreement has been duly executed and delivered by Merger Sub and constitutes a valid and binding agreement of Merger Sub, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                  (c) NON-CONTRAVENTION. The execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the transactions contemplated hereby do not and will not contravene or conflict with the certificate of incorporation or bylaws of Merger Sub.

                  (d) NO BUSINESS ACTIVITIES. Merger Sub has not conducted any activities other than in connection with the organization of Merger Sub, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. Merger Sub has no Subsidiaries.

                                   ARTICLE IV

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

         4.1. CONDUCT OF BUSINESS OF DURA. During the period from the date of this Agreement and continuing until the Effective Time, Dura agrees as to itself and its Subsidiaries that (except as expressly permitted by this Agreement or the Dura Disclosure Letter or to the extent that Elan shall otherwise consent in writing, which consent shall not be unreasonably withheld, conditioned or delayed):

                  (a) ORDINARY COURSE.

                  (i) Dura and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course in all material respects, in substantially the same manner as heretofore conducted, and shall use all reasonable efforts to preserve intact their present lines of business, maintain their rights and franchises, keep available the services of their respective officers and employees in each business function and preserve their relationships with customers, suppliers, distributors and others having business dealings with them to the end that their ongoing businesses shall not be impaired in any material respect at the Effective Time; PROVIDED, HOWEVER, that no action by Dura or its Subsidiaries with respect to matters specifically addressed by any other provision of this Section 4.1 shall be deemed a breach of this Section 4.1(a)(i) unless such action would constitute a breach of one or more of such other provisions.

                 (ii) Other than in connection with acquisitions permitted by
         Section 4.1(e), Dura shall not, and shall not permit any of its Subsidiaries to, (A) enter into any licensing agreement, (B) enter into any new material line of business, (C) incur or commit to any capital expenditures or any obligations or liabilities in connection therewith other than Permitted Capital Expenditures (as defined below) and obligations or liabilities in connection therewith or (D) enter into any contract, agreement or other arrangement for the sale of inventories or for the furnishing of services by Dura or any of its Subsidiaries which contract, agreement or other arrangement involves expenditures in excess of $10 million or which may give rise to commitments which may extend beyond twelve months from the date of such contract, agreement or arrangement, unless such contract, agreement or arrangement can be terminated by Dura or its Subsidiaries, as the case may be, by giving less than 60 days' notice and without incurring an obligation to pay any material premium or penalty or suffering any other material detriment. As used herein, a "PERMITTED CAPITAL EXPENDITURE" is a capital expenditure which is (A) incurred or committed to in the ordinary course of business consistent with past practice or (B) disclosed in Section 4.1(a)(ii) of the Dura Disclosure Letter.

                  (b) DIVIDENDS; CHANGES IN SHARE CAPITAL. Dura shall not, and shall not permit any of its Subsidiaries to, and shall not propose to,
         (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except for dividends by wholly owned Subsidiaries of Dura, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for any such transaction by a wholly owned Subsidiary of

         Dura which remains a Subsidiary after consummation of such transaction, or (iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.

                  (c) ISSUANCE OF SECURITIES. Dura shall not, and shall not permit any of its Subsidiaries to, issue, grant, deliver or sell, or authorize or propose the issuance, granting, delivery or sale of, any shares of its capital stock of any class, any Dura Voting Debt or any securities convertible into, exchangeable for or exercisable for, or any rights, warrants, calls or options to acquire, any such shares or Dura Voting Debt, or enter into any commitment, arrangement, undertaking or agreement with respect to any of the foregoing, other than (i) the issuance of Dura Common Stock (and the associated Dura Rights) upon the exercise of Dura Stock Options outstanding on the date hereof or issued in accordance with clause (vii) of this paragraph (c), in each case in accordance with their present terms, (ii) the issuance by a wholly owned Subsidiary of Dura of capital stock to such Subsidiary's parent or another wholly owned subsidiary of Dura, (iii) pursuant to acquisitions permitted by Section 4.1(e) or the financings therefor, (iv) the issuance of Dura Common Stock (and the associated Dura Rights) upon the exercise of the Dura Outstanding Warrants in accordance with their present terms, (v) the issuance of Dura Common Stock (and the associated Dura Rights) upon the conversion of the Dura Convertible Notes in accordance with their present terms, (vi) issuances in accordance with the Dura Rights Agreement or (vii) the granting of Dura Stock Options to acquire shares of Dura Common Stock granted pursuant to and in accordance with the terms of the Dura Employee Plans outstanding on the date hereof in the ordinary course of business consistent with past practice not in excess of the amounts set forth in the Section 4.1(c) of the Dura Disclosure Letter.

                  (d) GOVERNING DOCUMENTS. Dura shall not, and shall not permit any of its Subsidiaries to, amend or propose to so amend their respective certificates of incorporation, bylaws or other governing documents.

                  (e) NO ACQUISITIONS. Dura shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business (including by acquisition of assets) or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire or in-license any assets or rights (other than the acquisition or in-license of inventory and equipment used in the operations of the business of Dura and its Subsidiaries in the ordinary course consistent with past practice, to the extent not otherwise prohibited by this Agreement).

                  (f) NO DISPOSITIONS. Dura shall not, and shall not permit any of its Subsidiaries to, sell, lease, out-license, encumber or otherwise dispose of, or agree to sell, lease, out-license, encumber or otherwise dispose of, any of its assets (including capital stock of Subsidiaries of Dura, but excluding sales of inventory, destruction of out-dated inventory and sales or disposals of immaterial assets in the ordinary course of business consistent with past practice).

                  (g) INVESTMENTS; INDEBTEDNESS. Dura shall not, and shall not permit any of its Subsidiaries to, (i) make any loans, advances or capital contributions to, or investments in, any other Person, other than by Dura or a Subsidiary of Dura to or in Dura or any wholly owned Subsidiary of Dura, or (ii) create, incur, assume or suffer to exist any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Dura or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person (other than a wholly owned Subsidiary) or enter into any arrangement having the economic effect of any of the foregoing.

                  (h) COMPENSATION. Dura shall not, and shall not permit any of its Subsidiaries to, (i) enter into, adopt, amend or terminate any Dura Employee Plan (including the acceleration of exercisability or vesting of Dura Stock Options), except to the extent required to comply with a change in any applicable law, rule or regulation, (ii) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, executive officer or key employee, except as expressly required by any Dura Employee Plan existing on the date of this Agreement or (iii) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any employee who is not a director, executive officer or key employee, other than increases in the compensation of such employees made in the ordinary course of business consistent with past practice or except as expressly required by any Dura Employee Plan existing on the date of this Agreement.

                  (i) ACCOUNTING METHODS; INCOME TAX ELECTIONS. Except as required by any Governmental Entity, Dura shall not change its methods of accounting in effect at June 30, 2000, except as required by changes in GAAP as concurred in by Dura's independent public accountants. Dura shall not (i) change its fiscal year or (ii) make any Tax election.

                  (j) CERTAIN AGREEMENTS AND ARRANGEMENTS. Dura shall not, and shall not permit any of its Subsidiaries to, enter into any agreements or arrangements that limit or otherwise restrict Dura or any of its Subsidiaries or any of their respective affiliates or any successor thereto, or that could, after the Effective Time, limit or otherwise restrict Elan or any of its Subsidiaries or any of their respective affiliates or any successor thereto, from engaging or competing in (i) any line of business or (ii) any geographic area, in either case which agreements or arrangements, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Elan and its Subsidiaries (including the Surviving Corporation and its Subsidiaries), taken together, after giving effect to the Merger.

                  (k) SATISFACTION OF CLOSING CONDITIONS. Dura shall not, and shall not permit any of its Subsidiaries to, take any action that would, or would reasonably be expected to, result in (i) any of the conditions to the Merger set forth in Article VI not being satisfied or
         (ii) a material delay in the satisfaction of such conditions. Dura shall promptly notify Elan in writing of any changes, circumstances or events that would, or would reasonably be expected to, result in (i) any of the conditions to the Merger set forth in Article VI not being satisfied or (ii) a material delay in the satisfaction of such conditions; PROVIDED, HOWEVER, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the obligations of the parties under this Agreement.

                  (l) DISCHARGE OF CLAIMS, LIABILITIES AND OBLIGATIONS. Except for the reasonable fees and expenses related to the Merger and transactions contemplated hereby, Dura shall not, and shall not permit any of its Subsidiaries to, settle, pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), including any Tax liability, in an amount in excess of $5 million in the aggregate, other than settlements, payments, discharges or satisfactions in the ordinary course of business consistent with past practice and in accordance with their terms of (i) liabilities reflected or reserved against in the most recent audited balance sheet included in the Dura SEC Reports filed by Dura with the SEC prior to the date of this Agreement or (ii) liabilities incurred since the date of such balance sheet in the ordinary course of business consistent with past practice.

                  (m) MATERIAL CONTRACTS. Dura shall not, and shall not permit any of its Subsidiaries to, (i) modify, amend or terminate any Significant Agreement or (ii) waive, release or assign any material rights or claims of Dura or any of its Subsidiaries under any Significant Agreement.

                  (n) INSURANCE. Dura shall not, and shall not permit any of its Subsidiaries to, cause or allow any insurance policy naming it as a beneficiary or loss payee to be canceled, terminated or materially altered or amended, except in the ordinary course of business consistent with past practice and following written notice to Elan; PROVIDED, HOWEVER, that the refusal by any insurer to renew any such policy shall not constitute a breach of this paragraph.

                  (o) HEDGING TRANSACTIONS. Dura shall not, and shall not permit any of its Subsidiaries to, enter into any hedging, derivative or similar transaction.

                  (p) NO RELATED ACTIONS. Dura shall not, and will not permit any of its Subsidiaries to, agree or commit to any of the foregoing.

         4.2. GOVERNMENTAL FILINGS. Dura shall (a) confer on a regular and frequent basis with Elan, (b) report to Elan (to the extent permitted by law or regulation or any applicable confidentiality agreement) on operational matters and (c) promptly provide Elan with copies of any document that is issued, prepared or otherwise becomes available during the period from the date of this Agreement until the Effective Time which bears on or relates to the regulatory status under the FDCA or the CSA of Dura or any of its Subsidiaries or any product manufactured, tested, distributed, held or marketed by Dura or any of its Subsidiaries, including, but not limited to, any deficiency letter, warning letter, non-approvable letter or order or withdrawal letter or order, except for such documents reflecting such matters which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Dura. Dura shall file all reports required to be filed by it with the SEC (and all other Governmental Entities) between the date of this Agreement and the Effective Time.

         4.3. CONTROL OF BUSINESS OF DURA. Nothing contained in this Agreement shall give Elan, directly or indirectly, the right to control or direct the operations of Dura prior to the Effective Time. Prior to the Effective Time, Dura shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

         5.1. PREPARATION OF PROXY STATEMENT; STOCKHOLDERS MEETING. (a) As promptly as reasonably practicable following the date of this Agreement, Dura shall prepare, with the cooperation of Elan, and shall cause to be filed with the SEC proxy materials which shall constitute a proxy statement/prospectus with respect to the Dura Stockholders Meeting (such proxy statement, and any amendments or supplements thereto, the "PROXY STATEMENT/PROSPECTUS") and Elan shall prepare, with the cooperation of Dura, and file with or confidentially submit to the SEC a registration statement on Form F-4 with respect to the issuance of the Elan ADSs in the Merger (such Form F-4, and any amendments or supplements thereto, the "FORM F-4"). The Proxy Statement/Prospectus will be included as a prospectus in and will constitute a part of the Form F-4 as Elan's prospectus. Dura shall, with the cooperation of Elan, use commercially reasonable efforts to have the Proxy Statement/Prospectus cleared by the SEC and Elan shall, with the cooperation of Dura, use commercially reasonable efforts to have the Form F-4 declared effective by the SEC and to keep the Form F-4 effective as long is necessary to consummate the Merger and the transactions contemplated hereby. Elan and Dura shall, as promptly as practicable after receipt thereof, advise the other party of any comments with respect to the Proxy Statement/Prospectus or the Form F-4 received from the SEC. Elan and Dura shall cooperate and provide the other party with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement/Prospectus and the Form F-4 prior to filing such with the SEC, and will provide each other with a copy of all such filings made with the SEC. Notwithstanding any other provision herein to the contrary, no amendment or supplement (including by incorporation by reference) to the Proxy Statement/Prospectus or the Form F-4 shall be made without the approval of both parties, which approval shall not be unreasonably withheld or delayed; PROVIDED that, with respect to documents filed by a party which are incorporated by reference in the Form F-4 of the Proxy Statement/Prospectus, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations; and PROVIDED, FURTHER, that Dura, in connection with a Change in the Dura Recommendation (as defined in Section 5.1(b)) made in accordance with Section 5.1(b), may amend or supplement the Proxy Statement/Prospectus or the Form F-4 (including by incorporation by reference) pursuant to a Qualifying Amendment (as defined below) to effect such a Change in the Dura Recommendation, and in such event, this right of approval of Elan shall apply only to information relating to Elan or its business, financial condition or results of operations. A "QUALIFYING AMENDMENT" means an amendment or supplement to the Proxy Statement/Prospectus or the Form F-4 (including by incorporation by reference) to the extent it contains (i) a Change in the Dura Recommendation made in accordance with Section 5.1(b), (ii) a statement of the reasons of the Board of Directors of Dura for making such Change in the Dura Recommendation and (iii) additional information directly related to the foregoing. Dura will use reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to Dura stockholders as promptly as practicable after the Form F-4 is declared effective under the Securities Act. Elan shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities laws in connection with the issuance of the Elan ADSs in the Merger and Dura shall furnish all information concerning Dura and the holders of Dura Common Stock as may be reasonably requested in connection with any such action. Each party will advise the other party, promptly after it receives notice thereof, of the time when the Form F-4 has become effective, the issuance of any stop order, the suspension of the qualification of the Elan ADSs issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement/Prospectus or the Form F-4. If at any time prior to the Effective Time any information relating to Elan or Dura, or any of their respective affiliates, officers or directors, should be discovered by Elan or Dura which should be set forth in an amendment or supplement to either of the Form F-4 or the Proxy Statement/Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the stockholders of Dura.

         (b) Dura shall duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders on a date as soon as reasonably practicable (the "DURA STOCKHOLDERS MEETING") for the purpose of obtaining the Required Dura Vote and shall take all lawful action to solicit the adoption of this Agreement by the Required Dura Vote; and the Board of Directors of Dura shall recommend adoption of this Agreement by the stockholders of Dura to the effect as set forth in Section 3.2(f) (the "DURA RECOMMENDATION"), and shall not withdraw, modify or qualify (or propose to withdraw, modify or qualify) (a "CHANGE") in any manner adverse to Elan such recommendation or take any action or make any statement in connection with the Dura Stockholders Meeting inconsistent with such recommendation (any such withdrawal, modification, qualification, action or statement, a "CHANGE IN THE DURA RECOMMENDATION"); PROVIDED, HOWEVER, that the Board of Directors of Dura may (i) make a Change in the Dura Recommendation (A) in accordance with Section 5.4 or (B) if (I) the Board of Directors of Dura determines in good faith that a Material Adverse Effect has occurred with respect to Elan and (II) the Board of Directors of Dura determines in good faith (after considering the written advice of independent outside legal counsel) that, by reason of its determination in clause (I) above, failing to take such action would reasonably be likely to constitute a breach of its fiduciary duties under applicable law or (ii) to the extent applicable, make any communication described in Rule 14d-9(f) promulgated under the Exchange Act with regard to an Acquisition Proposal (as defined in Section 5.4(a)).

         (c) For purposes of this Agreement, a Change in the Dura Recommendation shall be deemed to include, without limitation, a recommendation by the Board of Directors of Dura of an Acquisition Proposal.

         5.2. ACCESS TO INFORMATION/EMPLOYEES. Upon reasonable notice, each party shall (and shall cause its Subsidiaries to) afford to the officers, employees, accountants, counsel, financial advisors and other representatives of the other party reasonable access during normal business hours, during the period prior to the Effective Time, to all its properties, books, contracts, commitments, records, officers and employees and, during such period, such party shall (and shall cause its Subsidiaries to) furnish promptly to the other party
(a) a copy of each report, schedule, registration statement and other document filed, published, announced or received by it during such period pursuant to the requirements of Federal or state securities laws, as applicable (other than documents which such party is not permitted to disclose under applicable law) and (b) all other information concerning it and its business, properties and personnel as such other party may reasonably request (including consultation on a regular basis with respect to litigation matters); PROVIDED, HOWEVER, that either party may restrict the foregoing access to the extent that any law, treaty, rule or regulation of any Governmental Entity applicable to such party requires such party or its Subsidiaries to restrict or prohibit access to any such properties or information. The parties will hold any such information in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement (as defined in Section 8.11). Any investigation by Elan or Dura shall not affect the representation and warranties of Dura and Elan, as the case may be.

         5.3. REASONABLE EFFORTS. (a) Subject to the terms and conditions of this Agreement, each party will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement as soon as practicable after the date hereof, including (i) preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings and other documents and to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement and (ii) taking all reasonable steps as may be necessary to obtain all such material consents, waivers, licenses, registrations, permits, authorizations, orders and approvals. In furtherance and not in limitation of the foregoing, each party hereto agrees to make appropriate filings as required pursuant to the HSR Act, the Irish Mergers Act and any other Regulatory Law (as defined below) with respect to the transactions contemplated hereby as promptly as practicable after the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act, the Irish Mergers Act and any other Regulatory Law and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act and the applicable period for objection under the Irish Mergers Act as soon as practicable. Nothing in this
Section 5.3 shall require any of Elan and its Subsidiaries or Dura and its Subsidiaries to sell, hold separate or otherwise dispose of or conduct their business in a specified manner, or agree to sell, hold separate or otherwise dispose of or conduct their business in a specified manner, or permit the sale, holding separate or other disposition of, any assets of Elan, Dura or their respective Subsidiaries or the conduct of their business in a specified manner, whether as a condition to obtaining any approval from a Governmental Entity or any other Person or for any other reason, if such sale, holding separate or other disposition or the conduct of their business in a specified manner is not conditioned on the Closing or, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Elan and its Subsidiaries (including the Surviving Corporation and its Subsidiaries), taken together, after giving effect to the Merger.

         (b) Each of Elan and Dura shall, in connection with the efforts referenced in Section 5.3(a) to obtain all requisite material approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act, the Irish Mergers Act or any other Regulatory Law, use commercially reasonable efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other party of any communication received by such party from, or given by such party to, the Antitrust Division of the Department of Justice (the "DOJ"), the Federal Trade Commission (the "FTC") or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, and (iii) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the DOJ, the FTC or any such other Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent appropriate or permitted by the DOJ, the FTC or such other applicable Governmental Entity or other Person, give the other party the opportunity to attend and participate in such meetings and conferences. For purposes of this Agreement, "REGULATORY LAW" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Irish Mergers Act, the Federal Trade Commission Act, as amended, and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate (i) foreign investment or (ii) actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

         (c) Subject to the terms and conditions of this Agreement, in furtherance and not in limitation of the covenants of the parties contained in Sections 5.3(a) and 5.3(b), if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Regulatory Law, each of Elan and Dura shall cooperate in all respects with each other and use its reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, presents or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.3 shall limit a party's right to terminate this Agreement pursuant to Article VII; PROVIDED that the foregoing is subject in all respects to the last sentence of Section 5.3(a).

         (d) Each of Elan and Dura shall cooperate with each other in obtaining opinions of Cahill Gordon & Reindel, counsel to Elan, and Brobeck, Phleger & Harrison LLP, counsel to Dura, to satisfy the conditions set forth in Sections 6.2(c) and 6.3(c). In connection therewith, each of Elan and Dura shall deliver to such counsel the representation letters referred to therein.

         5.4. ACQUISITION PROPOSALS. (a) Without limitation on any of the other obligations of Dura under this Agreement (including under Article IV hereof), Dura agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall use commercially reasonable efforts to cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, financial advisor, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, (i) initiate, solicit, encourage or facilitate (including by way of furnishing information or data) any inquiries or the making of any proposal or offer with respect to, or a transaction to effect, a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving it or any of its Significant Subsidiaries, or any purchase or sale of the consolidated assets (including, without limitation, stock of Subsidiaries) of Dura and its Subsidiaries, taken as a whole, having an aggregate value equal to 15% or more of the market capitalization of Dura, or any purchase or sale of, or tender or exchange offer for, the equity securities of Dura that, if consummated, would result in any Person (or the stockholders of such Person) beneficially owning 15% or more of the total voting power of Dura (or of the surviving parent entity in such transaction) or any of its Significant Subsidiaries (any such proposal or offer (other than a proposal or offer made by Elan or an affiliate thereof) being hereinafter referred to as an "ACQUISITION PROPOSAL") or (ii) have any discussion with or provide any confidential information or data to any Person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or facilitate any effort or attempt to make or implement an Acquisition Proposal or accept an Acquisition Proposal. Dura agrees that it will, and will cause its and its Subsidiaries' officers, directors, employees, agents and representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with any parties conducted heretofore with respect to any Acquisition Proposal.

         (b) Notwithstanding anything in this Agreement to the contrary, Dura or its Board of Directors shall be permitted to (A) effect a Change in the Dura Recommendation or (B) engage in any discussions or negotiations with, or provide any information or data to, any Person in response to an unsolicited bona fide written Acquisition Proposal by any such Person, if and only to the extent that, in any such case, (i) the Dura Stockholders Meeting shall not have occurred,
(ii) Dura has received an unsolicited bona fide written Acquisition Proposal from a third party and the Board of Directors of Dura concludes in good faith that such Acquisition Proposal constitutes a Superior Proposal (as defined in Section 8.11), (iii) the Board of Directors of Dura determines in good faith (after considering the written advice of independent outside legal counsel) that failing to take such action would reasonably be likely to constitute a breach of its fiduciary duties under applicable law, (iv) prior to providing any information or data to any Person in connection with an Acquisition Proposal by any such Person, the Board of Directors of Dura receives from such Person an executed confidentiality agreement containing terms at least as stringent as those contained in the Confidentiality Agreement and (v) prior to providing any information or data to any Person or entering into discussions or negotiations with any Person, Dura notifies (the "NOTICE") Elan promptly, but in any event within 24 hours, of such inquiries, proposals or offers received by, any such information or data requested from, or any such discussions or negotiations sought to be initiated or continued with, Dura, its or its Subsidiaries' officers, directors or employees or any of its agents or representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any inquiries, proposals or offers; PROVIDED, HOWEVER, that Dura shall not effect a change in the Dura Recommendation or provide any information or data to any such Person or enter into discussions or negotiations with any such Person until two Business Days have expired following the delivery of the Notice to Elan. Dura agrees that it will promptly keep Elan informed of the status and terms of any such proposals or offers and the status and terms of any such discussions or negotiations. Dura agrees that it will use reasonable best efforts to promptly inform its officers, directors, key employees, agents and representatives of the obligations undertaken in this Section 5.4. Nothing in this Section 5.4 shall permit Dura to terminate this Agreement (except as specifically provided in Article VII hereof).

         5.5. EMPLOYEE BENEFITS MATTERS. From and after the Effective Time until the first anniversary of the Effective Time, Elan shall provide employee benefits to the employees who are employed by Dura or any of its Subsidiaries immediately after the Effective Time (the "DURA EMPLOYEES") that are not substantially less favorable on an overall basis than the benefits provided to such Dura Employees pursuant to the Dura Employee Plans in effect immediately prior to the date hereof. With respect to any employee benefit plans or programs in which any Dura Employees first become eligible to participate, on or after the Effective Time, Elan shall (A) waive all pre-existing conditions exclusions and waiting periods with respect to participation and coverage requirements applicable to Dura Employees under such plans or programs in which such Dura Employees may be eligible to participate after the Effective Time, except to the extent that such pre-existing conditions exclusions or waiting periods would apply under the analogous Dura Employee Plan prior to the Effective Time, (B) provide each Dura Employee with credit for any copayments and deductibles paid prior to the Effective Time (to the same extent such credit was given under the analogous Dura Employee Plan prior to the Effective Time) in satisfying any applicable deductible or out-of-pocket requirements under any such plans or programs in which such Dura Employees may be eligible to participate after the Effective Time and (C) recognize all service of the Dura Employees with Dura and its Subsidiaries for purposes of any such plans or programs in which such Dura Employees may be eligible to participate after the Effective Time, to the extent such service is taken into account under the applicable plan or program of Elan; PROVIDED that the foregoing shall not apply to the extent it would result in duplication of benefits. Nothing contained in this Section 5.5 shall obligate or otherwise require Elan or any of its Subsidiaries to continue any employment relationship with any Person for any specified period of time.

         5.6. FEES AND EXPENSES. Subject to Section 7.2(c), whether or not the Merger is consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses, except (a) Expenses incurred in connection with the filing, printing and mailing of the Form F-4 and the Proxy Statement/Prospectus, (b) Expenses incurred in connection with the filings made pursuant to the HSR Act, the Irish Mergers Act and other Regulatory Laws and (c) Expenses incurred in connection with filings, permits or approvals made or obtained pursuant to state securities laws, in each case which shall be shared equally by Elan and Dura. As used in this Agreement, "EXPENSES" includes all out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Form F-4 and the Proxy Statement/Prospectus and the solicitation of stockholder approvals and all other matters related to the transactions contemplated hereby.

         5.7. DIRECTORS' AND OFFICERS' INDEMNIFICATION AND INSURANCE. Elan and the Surviving Corporation shall, jointly and severally, (a) indemnify and hold harmless, and provide advancement of expenses to, all past and present directors, officers and employees of Dura and its Subsidiaries (in all of their capacities) to the same extent such Persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by Dura pursuant to the certificate of incorporation, bylaws and indemnification agreements of Dura, in existence on the date hereof with any directors, officers and employees of Dura and its Subsidiaries for acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby), (b) include and cause to be maintained in effect in the Surviving Corporation's (or any successor's) certificate of incorporation and bylaws for a period of six years after the Effective Time, the current provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses contained in the certificate of incorporation and bylaws of Dura in existence on the date hereof and (c) cause to be maintained for a period of six years after the Effective Time the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by Dura (provided that the Surviving Corporation (or any successor) may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured) with respect to claims arising from facts or events that occurred on or before the Effective Time; PROVIDED that in no event shall the Surviving Corporation (or any successor) be required to expend in any one year an amount in excess of 200% of the annual premiums currently paid by Dura for such insurance; and PROVIDED, FURTHER, that if the annual premiums for such insurance exceed such amount, the Surviving Corporation (or any successor) shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount. The provisions of this Section 5.7 are in addition to the rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of any past or present director, officer or employee of Dura or any of its Subsidiaries referred to herein, as provided by their respective certificates of incorporation or by-laws (or comparable organizational document) and any indemnification agreements of Dura, the existence of which does not constitute a breach of this Agreement. Elan agrees to pay, or cause the Surviving Corporation to pay, all reasonable expenses, including reasonable attorneys' fees, that may be incurred by any such past or present director, officer or employee in successfully enforcing the indemnity and other rights under this Section 5.7. The provisions of this
Section 5.7 shall survive the Merger and are intended to be for the benefit of, and shall be enforceable by, such past or present directors, officers and employees and their respective heirs and representatives.

         5.8. PUBLIC ANNOUNCEMENTS. Elan and Dura shall use commercially reasonable efforts to develop a joint communications plan and each party shall
(a) use reasonable best efforts to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan and (b) unless otherwise required by applicable law or by obligations pursuant to any listing agreement with or rules of any securities exchange, to consult with each other and obtain the other party's consent (which consent shall not be unreasonably withheld, conditioned or delayed) before issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

         5.9. ACCOUNTANTS' LETTERS; POOLING; TAX-FREE QUALIFICATION. (a) Elan shall use commercially reasonable efforts to cause to be delivered to Dura two letters from KPMG, addressed to Elan and dated approximately the date the Form F-4 is declared effective and as of the Closing Date, stat-ing that accounting for the Merger as a pooling of interests under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations is appropriate if the Merger is closed and consummated as contemplated by this Agreement.

         (b) Dura shall use commercially reasonable efforts to cause to be delivered to Elan two letters from Deloitte & Touche LLP addressed to Dura and dated approximately the date the Form F-4 is declared effective and as of the Closing Date, stating that they concur with the conclusion of Dura that, as of the date of such letters, no conditions exist that would preclude the ability of Dura to be a party in a business combination to be accounted for as a pooling of interests.

         (c) Each of Elan and Dura shall use its reasonable best efforts to, and shall use its reasonable best efforts not to permit any of its Subsidiaries to, take any action (including, in the case of Dura and its Subsidiaries, any action otherwise permitted by Section 4.1), that would prevent or impede (i) Elan from accounting for the Merger as a pooling of interests under Opinion 16 of the Accounting Principles Board and applicable SEC rules, regulations and interpretations (and each of Elan and Dura shall use their commercially reasonable efforts to cause such accounting treatment to be accepted by the SEC) or (ii) the Merger from qualifying as a reorganization within the meaning of
Section 368(a) of the Code with respect to which gain recognition is not required under Section 367(a) of the Code.

         5.10. LISTING OF ELAN ADSs. Elan shall use commercially reasonable efforts to cause the Elan ADSs to be issued in the Merger and the other shares to be reserved for issuance in connection with the Merger to be approved for listing on the NYSE, subject to official notice of issuance, and the Elan Ordinary Shares represented by such Elan ADSs to be admitted (subject to allotment) to the Official List of the Irish Stock Exchange and the London Stock Exchange prior to the Closing Date.

         5.11. AFFILIATES. (a) Not later than the date on which the Proxy Statement/Prospectus is first mailed to Dura stockholders, Dura shall deliver to Elan a letter identifying all Persons who, in the judgment of Dura, may be deemed at the time this Agreement is submitted for adoption by the stockholders of Dura, "affiliates" of Dura for purposes of Rule 145 under the Securities Act or for purposes of qualifying the Merger for pooling of interests accounting treatment under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations, and such list shall be updated as necessary to reflect changes from the date thereof. Dura shall use commercially reasonable efforts to cause each Person identified on such list to deliver to Elan not less than 30 days prior to the Effective Time, a written agreement substantially in the form attached as Exhibit 5.11 hereto (an "AFFILIATE AGREEMENT" ).

         (b) Elan shall use its reasonable best efforts to publish as promptly as practicable, but in any event no later than 120 days after the end of the first month after the Effective Time in which there are at least 30 days of post-Merger combined operations (which month may be the month in which the Effective Time occurs), combined sales and net income figures as contemplated by and in accordance with the terms of SEC Accounting Series Release No. 135.

         5.12. RIGHTS AGREEMENT. The Board of Directors of Dura shall not, without the prior written consent of Elan, (i) amend the Dura Rights Agreement or (ii) take any action with respect to, or make any determination under, the Dura Rights Agreement, including, without limitation, a redemption of the Dura Rights, in each case in order to facilitate any Acquisition Proposal with respect to Dura.

         5.13. DURA INDEBTEDNESS. Prior to or at the Effective Time, Elan and Dura shall execute a supplemental indenture satisfying the requirements of the indenture pursuant to which the Dura Convertible Notes were and Dura shall use its reasonable best efforts to cause the trustee thereunder to execute such supplemental indenture.

         5.14. ADDITIONAL COVENANT OF ELAN. Elan shall not, and shall not permit any of its Subsidiaries to, take any action that would, or would reasonably be expected to, result in (a) any of the conditions to the Merger set forth in
Article VI not being satisfied or (b) a material delay in the satisfaction of such conditions.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

         6.1. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of Dura, Elan and Merger Sub to effect the Merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

                  (a) STOCKHOLDER APPROVAL. Dura shall have obtained the Required Dura Vote in connection with the adoption of this Agreement by the stockholders of Dura.

                  (b) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No laws shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other Governmental Entity of competent jurisdiction shall be in effect having the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

                  (c) HSR ACT; IRISH MERGERS ACT. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired, no action under the Irish Mergers Act shall be in effect prohibiting consummation of the Merger, no approval under the Irish Mergers Act shall have been issued and be in effect subjecting consummation of the Merger to conditions which would have a Material Adverse Effect on Elan and its Subsidiaries (including the Surviving Corporation and its Subsidiaries), taken together, after giving effect to the Merger, and the relevant period under the Irish Mergers Act for objection shall have expired.

                  (d) GOVERNMENTAL AND REGULATORY APPROVALS. Other than the filing provided for under Section 1.3 and filings pursuant to the HSR Act and the Irish Mergers Act (which are addressed in Section 6.1(c)), all consents, approvals and actions of, filings with and notices to any Governmental Entity required of Elan, Dura or any of their Subsidiaries to consummate the Merger and the other transactions contemplated hereby, the failure of which to be obtained or taken have had or would reasonably be expected to have, individually or in the ag-gregate, a Material Adverse Effect on Elan and its Subsidiaries (including the Surviving Corporation and its Subsidiaries), taken together, after giving effect to the Merger, shall have been obtained; PROVIDED, HOWEVER, that the right to assert that this Section 6.1(d) has not been satisfied or has been waived shall not be available to any party whose failure to fulfill its obligations pursuant to Section 5.3 shall have been the cause of, or shall have resulted in, the failure to obtain such consent or approval.

                  (e) LISTING. The Elan ADSs to be issued in the Merger and such other shares to be reserved for issuance in connection with the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance, and the Elan Ordinary Shares represented by such Elan ADSs shall have been admitted (subject to allotment) to the Official List of the Irish Stock Exchange and the London Stock Exchange.

                  (f) EFFECTIVENESS OF THE FORM F-4. The Form F-4 shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Form F-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.

                  (g) (i) Dura shall have received and delivered to Elan, two letters from Deloitte & Touche LLP, addressed to Dura and dated approximately the date the Form F-4 is declared effective and as of the Closing Date, stating that they concur with the conclusion of Dura that, as of the date of such letters, no conditions exist that would preclude the ability of Dura to be a party in a business combination to be accounted for as a pooling of interests and (ii) Elan shall have received and delivered to Dura, two letters from KPMG, addressed to Elan and dated approximately the date the Form F-4 is declared effective and as of the Closing Date, stating that accounting for the Merger and the other transaction contemplated by this Agreement as a pooling of interests under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations is appropriate if the Merger is closed and consummated as contemplated by this Agreement.

         6.2. ADDITIONAL CONDITIONS TO OBLIGATIONS OF ELAN AND MERGER SUB. The obligations of Elan and Merger Sub to effect the Merger are subject to the satisfaction of, or waiver by, Elan, on or prior to the Closing Date of the following conditions:

                  (a) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of Dura set forth in this Agreement shall be true and correct, without regard to any qualification as to materiality or Material Adverse Effect, as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties speak as of another date), except such as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Dura; and Elan shall have received a certificate of the chief executive officer and the chief financial officer of Dura to such effect.

                  (b) PERFORMANCE OF OBLIGATIONS OF DURA. Dura shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date, without regard to any qualification as to materiality or Material Adverse Effect, except for those failures to so perform or comply that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Dura; and Elan shall have received a certificate of the chief executive officer and the chief financial officer of Dura to such effect.

                  (c) TAX OPINION. Elan shall have received from Cahill Gordon & Reindel, counsel to Elan, on the Closing Date, a written opinion dated as of such date substantially in the form of Exhibit 6.2(c)(1). In rendering such opinion, counsel to Elan shall be entitled to rely upon information, representations and assumptions provided by Elan and Dura substantially in the form of Exhibits 6.2(c)(2) and 6.2(c)(3).

                  (d) DURA RIGHTS AGREEMENT. No Shares Acquisition Date or Distribution Date (as such terms are defined in the Dura Rights Agreement) shall have occurred pursuant to the Dura Rights Agreement.

         6.3. ADDITIONAL CONDITIONS TO OBLIGATIONS OF DURA. The obligations of Dura to effect the Merger are subject to the satisfaction of, or waiver by Dura, on or prior to the Closing Date of the following additional conditions:

                  (a) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of Elan set forth in this Agreement shall be true and correct, without regard to any qualification as to materiality or Material Adverse Effect, as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties speak as of another date), except such as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Elan; and Dura shall have received a certificate of the chief executive officer and the chief financial officer of Elan to such effect.

                  (b) PERFORMANCE OF OBLIGATIONS OF ELAN. Elan shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date, without regard to any qualification as to materiality or Material Adverse Effect, except for those failures to so perform or comply that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Elan; and Dura shall have received a certificate of the chief executive officer and the chief financial officer of Elan to such effect.

                  (c) TAX OPINION. Dura shall have received from Brobeck, Phleger & Harrison LLP, counsel to Dura, on the Closing Date, a written opinion dated as of such date substantially in the form of Exhibit 6.3(c)(1). In rendering such opinion, counsel to Dura shall be entitled to rely upon information, representations and assumptions provided by Elan and Dura substantially in the form of Exhibits 6.2(c)(2) and 6.2(c)(3).

                                   ARTICLE VII

                            TERMINATION AND AMENDMENT

         7.1. TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties and upon receipt of written notice thereof by the non-terminating party or parties, and except as provided below, whether before or after approval of the matters presented in connection with the Merger by the stockholders of Dura:

                  (a) by mutual written consent of Elan and Dura;

                  (b) by either Dura or Elan, if the Effective Time shall not have occurred on or before February 28, 2001 (the "TERMINATION DATE"); PROVIDED, HOWEVER, that the right to terminate this Agreement under this Section 7.1 (b) shall not be available to any party whose failure to fulfill any obligation under this Agreement (including, without limitation, such party's obligations set forth in Section 5.3) has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date;

                  (c) by either Dura or Elan, if any Governmental Entity (i) shall have issued an order, decree or ruling or taken any other action (which the parties shall have used their reasonable best efforts to resist, resolve or lift, as applicable, in accordance with Section 5.3) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable or
         (ii) shall have failed to issue an order, decree or ruling or to take any other action (which order, decree, ruling or other action the parties shall have used their reasonable best efforts to obtain, in accordance with Section 5.3), in the case of each of (i) and (ii), which is necessary to fulfill the conditions set forth in Sections 6.1(c) and 6.1(d), as applicable, and such denial of a request to issue such order, decree, ruling or take such other action shall have become final and nonappealable; PROVIDED, HOWEVER, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party whose failure to comply with Section 5.3 has been the cause of such action or inaction;

                  (d) by either Dura or Elan, if the approval of the stockholders of Dura required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the Required Dura Vote at a duly held meeting of stockholders or of any adjournment thereof at which the vote was taken;

                  (e) by Elan, if Dura shall have failed to make the Dura Recommendation or effected a Change in the Dura Recommendation (or resolved to take any such action), whether or not permitted by the terms hereof, or shall have materially breached its obligations under
         Section 5.1(b) by reason of a failure to call and hold the Dura Stockholders Meeting in accordance with Section 5.1(b);

                  (f) by either Elan or Dura, if there shall have been a breach by the other party of any of its representations, warranties, covenants or obligations contained in this Agreement, which breach would result in the failure to satisfy the conditions set forth in Section 6.2(a) or
         Section 6.2(b) (in the case of a breach by Dura) or Section 6.3(a) or
         Section 6.3(b) (in the case of a breach by Elan), and in any such case such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured within 30 days after written notice thereof shall have been received by the party alleged to be in breach;

                  (g) by Elan, if (i) at any time after the date of this Agreement and at or before such termination, an Acquisition Proposal shall have been publicly announced or otherwise communicated to the Board of Directors of Dura and (ii) Dura or any of its Subsidiaries or any or its or its Subsidiaries' officers, directors, employees, agents or representatives (including any investment banker, financial advisor, attorney or accountant retained by it or any of its Subsidiaries) engages in any discussions or negotiations with or provides any information or data to any Person relating to such Acquisition Proposal; PROVIDED, HOWEVER, that in such event, Elan shall have no right to terminate this Agreement under this Section 7.1(g) until the earlier of (A) November 25, 2000 and (B) the 30th calendar day after the date on which Dura or any of its Subsidiaries or any or its or its Subsidiaries' officers, directors, employees, agents or representative first takes any of foregoing actions referred to in this Section 7.1(g) (the "TRIGGER DATE") and, in each case only if all such actions have not ceased prior to the Trigger Date;

                  (h) by Elan, if the Board of Directors of Dura shall approve an Acquisition Proposal or make any recommendation with respect to an Acquisition Proposal (including making no recommendation or stating an inability to make a recommendation but excluding, to the extent applicable, any communication by Dura described in Rule 14d-9(f) promulgated under the Exchange Act with regard to an Acquisition Proposal), other than a recommendation to reject such Acquisition Proposal, or shall resolve to take any such actions; or

                  (i) by Dura, at any time prior to receipt of the Required Dura Vote, if its Board of Directors shall have determined that an Acquisition Proposal is a Superior Proposal; PROVIDED that (i) Dura shall have complied with Section 5.4, (ii) Dura shall not terminate this Agreement under this 7.1(i) until the expiration of four Business Days following Elan's receipt of written notice advising Elan that Dura has received such Superior Proposal, specifying the material terms and conditions of such Superior Proposal (and including a copy thereof with all accompanying documents, if in writing), identifying the Person making such Superior Proposal and stating whether Dura intends to enter into a definitive agreement with respect to an Acquisition Proposal,
         (iii) prior to any such termination, Dura shall, if requested by Elan in connection with a revised proposal by it, negotiate with Elan in good faith for such four Business Day period and (iv) the Board of Directors of Dura shall have concluded in good faith, as of the effective date of such termination, after taking into account any revised proposal by Elan during such four Business Day period, that such Acquisition Proposal is a Superior Proposal and that (after considering the written advice of independent outside legal counsel) failing to take such action would reasonably be likely to constitute a breach of the fiduciary duties of the Board of Directors of Dura under applicable law; and PROVIDED, FURTHER, that it shall be a condition to termination by Dura under this Section 7.1(i) that Dura shall have made the payment of the fee to Elan required by
         Section 7.2(b)(i).

         7.2. EFFECT OF TERMINATION. (a) In the event of termination of this Agreement by either Dura or Elan as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Elan or Dura or their respective officers or directors except with respect to Section 3.1(j), Section 3.2(l), the second sentence of Section 5.2,
Section 5.6, this Section 7.2 and Article VIII, which provisions shall survive such termination, and except that, notwithstanding anything to the contrary contained in this Agreement, none of Elan, Merger Sub or Dura shall be relieved or released from any liabilities or damages arising out of its intentional material breach of this Agreement.

         (b) Dura shall pay Elan the sum of $43.75 million (the "TRANSACTION FEE") if this Agreement is terminated solely as follows: (i) if Dura shall terminate this Agreement pursuant to Section 7.1(i), (ii) if Elan shall terminate this Agreement pursuant to Section 7.1(e), 7.1(g) or 7.1(h), (iii) if
(A) either party shall terminate this Agreement pursuant to Section 7.1(b) or Elan shall terminate this Agreement pursuant to Section 7.1(f), (B) at any time after the date of this Agreement and at or before such termination, an Acquisition Proposal shall have been publicly announced or otherwise communicated to the Board of Directors of Dura and (C) within twelve months of any such termination, Dura or any of its Subsidiaries shall enter into a definitive agreement with any Person with respect to an Acquisition Proposal or a transaction with respect to an Acquisition Proposal shall be consummated or
(iv) if (A) either party shall terminate this Agreement pursuant to Section 7.1(d), (B) at any time after the date of this Agreement and at or before such termination, an Acquisition Proposal shall have been publicly announced and (C) within twelve months of any such termination, Dura or any of its Subsidiaries shall enter into a definitive agreement with any Person with respect to an Acquisition Proposal or a transaction with respect to an Acquisition Proposal shall be consummated (for purposes of clauses (iii)(C) and (iv)(C) of this Section 7.2(b), the term "Acquisition Proposal" shall have the meaning assigned to such term in Section 5.4(a), except that references to "15%" therein shall be deemed to be references to "50%"). The Termination Fee shall be reduced by any amount paid by Dura to Elan pursuant to Section 7.2(c).

         (c) If Elan shall terminate this Agreement pursuant to Section 7.1(d) or Section 7.1(f), in either case under circumstances in which the Transaction Fee is not then payable, Dura shall reimburse Elan, not later than two Business Days after being requested to do so by Elan, for all reasonable documented Expenses, up to an aggregate of $3 million.

         (d) The Transaction Fee required to be paid pursuant to Section 7.2(b) shall be paid prior to, and shall be a condition to the effectiveness of, the termination of this Agreement pursuant to Section 7.1(i). In the event that Elan terminates this Agreement pursuant to Sections 7.1(e), 7.1(g) or 7.1(h), the Transaction Fee required to be paid pursuant to Section 7.2(b) shall be paid promptly, but in no event later than two Business Days after the date of such termination. Any other payment required to be made pursuant to Section 7.2(b) shall be made prior to, and shall be a condition to, the earlier to occur of (i) the entering into by Dura or any of its Subsidiaries of a definitive agreement with respect to an Acquisition Proposal and (ii) the consummation by Dura or any of its Subsidiaries of a transaction with respect to an Acquisition Proposal (for purposes of this paragraph (d), the term "Acquisition

Proposal" shall have the meaning assigned to such term in Section 5.4(a), except that references to "15%" therein shall be deemed to be references to "50%"). In no event shall the payment of more than one Transaction Fee be made.

         (e) All payments under this Section 7.2 shall be made by wire transfer of immediately available funds to an account designated by Elan.

         7.3. AMENDMENT. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Dura, but, after any such approval, no amendment shall be made which by law or in accordance with the rules of any relevant stock exchange requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         7.4. EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

         8.1. NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for (a) those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time and
(b) this Article VIII.

         8.2. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy or telefacsimile, upon confirmation of receipt or (b) on the first Business Day following the date of dispatch if delivered by an internationally recognized next-day courier service, including, but not limited to, Fedex Corporation. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

                  (a)      if to Elan or Merger Sub, to:

                           Elan Corporation, plc
                           Lincoln House
                           Lincoln Place
                           Dublin 2, Ireland
                           Fax:   011-353-1-662-4963
                           Attention:   Thomas G. Lynch

                           with a copy (which shall not constitute notice) to:

                           Cahill Gordon & Reindel
                           80 Pine Street
                           New York, New York  10005-1702
                           Fax:   (212) 269-5420
                           Attention:   William M. Hartnett, Esq.

                  (b)      if to Dura to:

                           Dura Pharmaceuticals, Inc.
                           7475 Lusk Boulevard
                           San Diego, California 92121
                           Fax:   (858) 657-0981
                           Attention:   Office of the General Counsel

                           with a copy (which shall not constitute notice) to:

                           Brobeck, Phleger & Harrison LLP
                           550 South Hope Street
                           Los Angeles, California 90071
                           Fax:  (213) 745-3345
                           Attention:    Richard S. Chernicoff, Esq.

         8.3. INTERPRETATION. When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

         8.4. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

         8.5. ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES. (a) This Agreement, the Confidentiality Agreement and the other agreements of the parties referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

         (b) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than
Section 5.7 (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

         8.6. GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware (without giving effect to choice of law principles thereof).

         8.7. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

         8.8. ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other party, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

         8.9. SUBMISSION TO JURISDICTION; WAIVERS. Each of Elan, Merger Sub and Dura irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party or parties hereto or its or their successors or assigns may exclusively be brought and determined in the federal courts located in the Borough of Manhattan, City of New York, State of New York, or the courts of the State of New York located in the Borough of Manhattan, City of New York, State of New York, and each of Elan, Merger Sub and Dura hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each of Elan, Merger Sub and Dura hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts and (d) any right to a trial by jury. Elan will, promptly after the date of this Agreement, irrevocably appoint CT Corporation System, New York, New York as its authorized agent for service of process in any suit or proceeding based on or arising under this Agreement. Elan waives any right to assert sovereign immunity or any similar defense available to it by virtue of its domicile in Ireland.

         8.10. ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

         8.11. DEFINITIONS.  As used in this Agreement:

                  (a) "BENEFICIAL OWNERSHIP" or "BENEFICIALLY OWN" shall have the meaning under Section 13(d) of the Exchange Act and the rules and regulations thereunder.

                  (b) "BOARD OF DIRECTORS" means the board of directors of any specified Person and any committees thereof.

                  (c) "BUSINESS DAY" means any day on which commercial banks are not required or authorized to close in the City of New York.

                  (d) "CONFIDENTIALITY AGREEMENT" means the letter agreement, dated August 17, 2000, between Elan and Dura.

                  (e) "KNOWN" or "KNOWLEDGE" means, with respect to any party, the knowledge of such party's executive officers after reasonable inquiry.

                  (f) "MATERIAL ADVERSE EFFECT" means, with respect to any entity, any event, development, change, circumstance or effect that is or would be materially adverse to (i) the general affairs, management, business, operations, assets, condition (financial or otherwise), results of operations or prospects of such entity and its Subsidiaries taken as a whole, other than any event, development, change, circumstance or effect relating to (A) the economy in general or (B) the pharmaceutical industry in general and not specifically relating to (or having the effect of specifically relating to or having a materially disproportionate effect (relative to most other industry participants) on) such entity or (ii) the ability of such entity to consummate the transactions contemplated by this Agreement. Unless otherwise indicated, all references to Material Adverse Effect on Elan or its Subsidiaries contained in this Agreement shall be deemed to refer solely to Elan and its Subsidiaries without including its ownership of Dura and its Subsidiaries after the Merger.

                  (g) "THE OTHER PARTY" or "THE OTHER PARTIES" means, with respect to Dura, Elan and/or Merger Sub, as the case may be, and means, with respect to Elan and/or Merger Sub, as the case may be, Dura.

                  (h) "PERSON" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined under Section 13(d) of the Exchange Act).

                  (i) "SUBSIDIARY" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, (i) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership) or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

                  (j) "SUPERIOR PROPOSAL" means a bona fide written proposal made by a Person other than Elan or an affiliate thereof which (I) is for (i) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Dura as a result of which either (A) the stockholders of Dura prior to such transaction (by virtue of their ownership of the shares of Dura) in the aggregate will cease to own at least 50% of the voting securities of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof) or (B) the individuals comprising the Board of Directors of Dura prior to such transaction do not constitute a majority of the Board of Directors of such ultimate parent entity, (ii) a sale, lease, exchange, transfer or other disposition of at least 50% of the assets of Dura and its Subsidiaries, taken as a whole, in a single transaction or a series of related transactions or (iii) the acquisition, directly or indirectly, by a Person other than Elan or an affiliate thereof of beneficial ownership of 50% or more of the common stock of Dura whether by merger, consolidation, share exchange, business combination, tender or exchange offer or otherwise (other than a merger, consolidation, share exchange, business combination, tender or exchange offer or other transaction upon the consummation of which the stockholders of Dura would in the aggregate beneficially own greater than 60% of the voting securities of such Person), and (II) is otherwise on terms which the Board of Directors of Dura in good faith concludes (after consultation with independent outside legal counsel), taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal, (i) would, if consummated, result in a transaction that is more favorable to the stockholders of Dura (in their capacities as stockholders), from a financial point of view, than the transactions contemplated by this Agreement (after giving effect, for purposes of clause (iii) of the first proviso of
         Section 7.1(i), to any revised proposal made by Elan during the four Business Day period referred to therein), having received, prior to such conclusion, the advice of Merrill Lynch, Pierce, Fenner & Smith Incorporated or another financial advisor of nationally recognized standing that such proposal made by such Person would, if consummated, result in a transaction that is more favorable to the stockholders of Dura (in their capacities as stockholders), from a financial point of view, than the transactions contemplated by this Agreement, (ii) is reasonably capable of being completed and (iii) for which financing, to the extent required, is then committed in writing by reputable financing sources.

         IN WITNESS WHEREOF, Elan, Merger Sub and Dura have caused this Agreement to be signed by their respective officers hereunto duly authorized, all as of the date first written above.

                             ELAN CORPORATION, PLC


                             By:             /s/ Thomas G. Lynch
                                -----------------------------------------------
                                    Name:    Thomas G. Lynch
                                    Title:   Executive Vice President and Chief
                                               Financial Officer


                             CARBON ACQUISITION CORP.


                             By:             /s/ David Brabazon
                                -----------------------------------------------
                                    Name:    David Brabazon
                                    Title:   Vice President


                             DURA PHARMACEUTICALS, INC.


                             By:             /s/ Cam L. Garner
                                -----------------------------------------------
                                    Name:    Cam L. Garner
                                    Title:   Chairman and Chief Executive
                                               Officer